                                                                     EXHIBIT 2.1




                         ------------------------------


                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                      among

                           PRIMEX TECHNOLOGIES, INC.,

                      PRIMEX PHYSICS INTERNATIONAL COMPANY,

                   MAXWELL TECHNOLOGIES SYSTEMS DIVISION, INC.

                                       and

                           MAXWELL TECHNOLOGIES, INC.


                         ------------------------------


                                 Effective as of

                                 March 29, 1998

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE I        PURCHASE AND SALE OF ASSETS.................................................1
                 1.1    Purchase and Sale of Assets..........................................1
                 1.2    Excluded Assets......................................................3
                 1.3    Consideration........................................................3
                 1.4    Change in Net Book Value.............................................3
                        (b)  Certain Procedures to be Used in Preparation of
                             Closing Balance Sheet...........................................4
                             (i)    Reserves for Contract Completion and
                                    Warranty.................................................4
                             (ii)   Reserves for Accounts Receivable.........................4
                             (iii)  Reserves for Inventory Obsolescence......................5
                 1.5    Disputes as to Closing Balance Sheet.................................5
                 1.6    Assumption of Liabilities............................................6
                 1.7    Prorations...........................................................7
                 1.8    Allocation of Purchase Price.........................................7
                 1.9    Employees............................................................8
                 1.10   Closing.............................................................10
                 1.11   Deliveries at Closing...............................................10

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE
                 COMPANY....................................................................12
                 2.1    Organization and Good Standing......................................12
                 2.2    Subsidiaries........................................................12
                 2.3    Authorization and Approvals.........................................12
                 2.4    No Violations.......................................................13
                 2.5    Title to Assets; Condition..........................................13
                 2.6    Intellectual Property...............................................14
                 2.7    Transactions with Affiliates........................................15
                 2.8    Financial Statements................................................15
                 2.9    Accounts Receivable.................................................16
                 2.10   Licenses and Permits................................................17
                 2.11   Absence of Certain Changes..........................................17
                 2.12   Contracts...........................................................18
                 2.13   Supplier Relationships..............................................20
                 2.14   Compliance With Laws................................................20
                 2.15   No Undisclosed Liabilities..........................................20
                 2.16   Employees...........................................................20
                 2.17   Litigation..........................................................21
                 2.18   Environmental Compliance............................................22
                 2.19   Brokers and Finders.................................................24
                 2.20   Inventory...........................................................24
                 2.21   Cross-References on Schedules.......................................24

                                                                                          Page
                                                                                          ----
ARTICLE III      REPRESENTATIONS AND WARRANTIES OF
                 MAXWELL AND MSD............................................................25
                 3.1    Organization and Power; Foreign Qualification.......................25
                 3.2    Authorization and Enforceability of Agreements......................25
                 3.3    No Conflicts........................................................25
                 3.4    Brokers and Finders.................................................26
                 3.5    Contracts...........................................................26
                 3.6    Litigation..........................................................26
                 3.7    Compliance With Laws................................................27

ARTICLE IV       COVENANTS OF THE COMPANY AND PPI...........................................27
                 4.1    Covenants Pending Closing...........................................27
                 4.2    Consents and Approvals; Fulfillment of Conditions...................29
                 4.3    Notice..............................................................29
                 4.4    Access..............................................................29
                 4.5    Use Of Trademarks...................................................30
                 4.6    Employee Benefits...................................................30
                 4.7    Alteration of Facility..............................................31

ARTICLE V        COVENANTS OF ALL PARTIES...................................................31
                 5.1    Disclosure of Breach Discovered.....................................31
                 5.2    Facility and Support Costs..........................................31
                 5.3    Publicity...........................................................31
                 5.4    Covenant Not to Compete.............................................32

ARTICLE VI       COVENANTS OF MSD...........................................................32
                 6.1    Consents and Approvals; Fulfillment of Conditions...................32
                 6.2    Notice..............................................................32
                 6.3    Discharge of Liabilities............................................32
                 6.4    Collection..........................................................32
                 6.5    Maintenance of Records..............................................33
                 6.6    Use of Names........................................................33
                 6.7    Certain Environmental Matters.......................................33

ARTICLE VII      CONDITIONS TO THE OBLIGATIONS OF MSD.......................................33
                 7.1    Representations and Warranties of the Company and
                        PPI.................................................................33
                 7.2    Absence of Litigation or Investigation..............................34
                 7.3    Requisite Approvals.................................................34
                 7.4    Lease...............................................................34
                 7.5    Due Diligence.......................................................34
                 7.6    No Material Adverse Change..........................................34
                 7.7    Opinion of Counsel..................................................34

                                                                                          Page
                                                                                          ----
                 7.8    Employees...........................................................34
                 7.9    Liens...............................................................34
                 7.10   Board Approval......................................................35
                 7.11   Delivery of Documents...............................................35
                 7.12   Additional Deliveries...............................................35
                 7.13   OTS Sublease........................................................35
                 7.14   County Sublease.....................................................35

ARTICLE VIII     CONDITIONS TO THE OBLIGATIONS OF THE
                 COMPANY AND PPI............................................................35
                 8.1    Representations and Warranties of Maxwell and MSD...................35
                 8.2    Absence of Litigation or Investigation..............................35
                 8.3    Purchase Price......................................................35
                 8.4    Master Subcontract..................................................36
                 8.5    No Material Adverse Change..........................................36
                 8.6    Employees...........................................................36
                 8.7    Board Approval......................................................36
                 8.8    Facility Lease......................................................36
                 8.9    Opinion of Counsel..................................................36
                 8.10   Delivery of Documents...............................................36
                 8.11   OTS Sublease........................................................36
                 8.12   County Sublease.....................................................36

ARTICLE IX       SURVIVAL; INDEMNIFICATION..................................................36
                 9.1    General Liability Period............................................36
                 9.2    Indemnity by the Company and PPI....................................37
                 9.3    Transfer Taxes......................................................38
                 9.4    Indemnification for Hazardous Materials Liabilities.................38
                 9.5    Indemnity by MSD and Maxwell........................................41
                 9.6    Indemnification for Employee Matters (Post-
                        Closing)............................................................41
                 9.7    Indemnification for Accounts Receivable.............................41
                 9.8    Indemnity for Defective Pricing.....................................42
                 9.9    Indemnity for Employee Matters (Pre-Closing)........................42
                 9.10   Limitations on Recoverable Losses...................................43
                 9.11   Claims for Indemnification; Disputes................................43
                 9.12   Exclusive Remedy....................................................46

ARTICLE X        TERMINATION................................................................46
                 10.1   Termination.........................................................46
                 10.2   Effect of Termination...............................................47

ARTICLE XI       GENERAL PROVISIONS.........................................................47

                                                                                          Page
                                                                                          ----
                 11.1   Expenses............................................................47
                 11.2   Further Assurances..................................................47
                 11.3   Notices.............................................................47
                 11.4   Successors and Assigns..............................................48
                 11.5   Entire Agreement; Modifications; Waiver.............................48
                 11.6   Severability........................................................48
                 11.7   Governing Law.......................................................49
                 11.8   Bulk Sales Compliance...............................................49
                 11.9   Attorney's Fees and Costs...........................................49
                 11.10  Interpretation......................................................49
                 11.11  Counterparts........................................................49
                 11.12  Confidentiality.....................................................49
                 11.13  Time................................................................49
                 11.14  No Third Parties Benefitted.........................................49
                 11.15  Recitals, Schedules and Exhibits....................................49
                 11.16  Section Headings....................................................50
                 11.17  Updating of Schedules...............................................50

                                    SCHEDULES

Schedule 1.1(a)        Intellectual Property
Schedule 1.1(b)        Software Contracts
Schedule 1.1(c)        Tangible Assets and Book Values
Schedule 1.1(f)        Deposits
Schedule 1.1(h)        Accounts Receivable
Schedule 1.2           Excluded Assets
Schedule 1.6(a)        Amendments to Facility Lease
Schedule 1.6(b)        Assumed Contracts
Schedule 1.6(c)        Accrued Vacation
Schedule 1.6(d)        Other Assumed Liabilities
Schedule 1.8           Allocation of Purchase Price
Schedule 1.9           EMS Employees
Schedule 2.1           Foreign Jurisdictions
Schedule 2.3           Consents
Schedule 2.4           No Violations
Schedule 2.5(a)        Liens
Schedule 2.5(b)        Third Party Property
Schedule 2.6           Exceptions to Intellectual Property Ownership
Schedule 2.7           Transactions with Affiliates
Schedule 2.8           Financial Statements
Schedule 2.9           Accounts Receivable
Schedule 2.10          Licenses and Permits
Schedule 2.11          Absence of Certain Changes
Schedule 2.12(a)       Contracts
Schedule 2.12(b)       Client Contracts
Schedule 2.12(c)       Maxwell's Diligence Request
Schedule 2.13          Supplier and Subcontractor Relationships
Schedule 2.14          Compliance With Laws
Schedule 2.15          Undisclosed Liabilities
Schedule 2.16          Employment Matters
Schedule 2.17          Litigation
Schedule 2.18          Environmental Compliance
Schedule 2.19          Brokers and Finders
Schedule 3.5           Contracts (Maxwell)
Schedule 3.6           Litigation (Maxwell)
Schedule 3.7           Compliance with Laws (Maxwell)
Schedule 6.5           Records Retention Policy
Schedule 11.17         Client Contracts Requiring Consent to Assign Post-Closing

                                    EXHIBITS

Exhibit A              Permitted Liens
Exhibit B              Bill of Sale and Other Documents of Transfer
Exhibit C              Assignment of Facility Lease
Exhibit D              OTS Sublease
Exhibit E              Form of Master Subcontract Agreement
Exhibit F              Transition Services Agreement
Exhibit G              Key Employees
Exhibit H              Form of Opinion of Counsel for the Company and PPI
Exhibit I              Form of Opinion of Counsel for MSD

                                   ASSET PURCHASE AGREEMENT

        This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the
"Agreement") is effective as of March 29, 1998 (the "Effective Date") and is entered into among PRIMEX TECHNOLOGIES, INC., a Virginia corporation (the "Company"), PRIMEX PHYSICS INTERNATIONAL COMPANY, a California corporation ("PPI"), MAXWELL TECHNOLOGIES SYSTEMS DIVISION, INC., a California corporation ("MSD"), and MAXWELL TECHNOLOGIES, INC., a Delaware corporation ("Maxwell").

        WHEREAS, the Company owns all of the issued and outstanding shares of common stock of PPI;

        WHEREAS, MSD desires to acquire, and the Company and PPI desire to sell, substantially all of the assets and liabilities of PPI, excluding the assets and liabilities of PPI's Ordnance & Tactical Systems business unit, but including PPI's Electromagnetic Systems business unit and service units supporting it (collectively the "EMS Group", the business of the EMS Group being referred to herein as the "EMS Business");

        WHEREAS, Maxwell is the parent of MSD and is entering into this Agreement to induce the Company and PPI to enter into this Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

        1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, as defined below, and effective as of the Effective Date, PPI shall sell, transfer, convey, assign and deliver to MSD free and clear of any and all liens, pledges, claims, security interests, encumbrances, charges, restrictions or liabilities of any kind except those listed in Exhibit A (collectively, "Liens"), and MSD shall purchase, acquire and accept from PPI all of PPI's right, title and interest in and to the assets of the EMS Group (except the Excluded Assets (as defined below)) as of the Effective Date and the Closing Date (collectively, the "Purchased Assets") including, but not limited to, the following:

                (a) (i) all trademarks, patents, copyrights (and applications with respect to any of the foregoing) listed on Schedule 1.1(a) hereto;

                        (ii) all trade names, telephone numbers, other intellectual property and other intangible rights of whatever nature used in connection with, pertaining to or derived from the EMS Business (as more particularly defined in Section 2.6 hereof, and collectively with the items in clause (i) the "Intellectual Property"), including without limitation (x) the name "PHYSICS INTERNATIONAL" and any derivation thereof, subject to the reservation of rights in Section 4.5 below, and (y) any rights to use the Intellectual Property of others, such as software license agreements; and

                        (iii) the Company and PPI hereby grant to MSD a non-exclusive, worldwide license (with the right to sublicense) in and to any trade secret or trade process used in the EMS Business.

                (b) All rights in and to proprietary software of the EMS Business whether in the form of object code or source code, and all licenses to use code incorporated therein, and all development contracts, licenses and maintenance agreements associated therewith (collectively, the "Software Contracts"), including without limitation the software generically described on
Schedule 1.1(b);

                (c) All machinery, equipment, computer hardware and software, fixed assets, spare parts, supplies and furniture owned by PPI and used in the EMS Business, including that listed and described on Schedule 1.1(c) ("Tangible Assets");

                (d) Those agreements, contracts, leases and instruments, whether oral, written or in the form of work orders, relating to the EMS Business, to which PPI or the Company is a party (all such agreements, contracts, leases and instruments, together with the Software Contracts, being referred to herein as the "Contracts"), which MSD has agreed to assume pursuant to Section 1.6 hereof, and any rights associated herewith (such as rights to use government furnished property), including, without limitation, the Contracts set forth on Schedule 1.6(b);

                (e) All of the leasehold improvements, and fixtures associated with the Ground Lease and Facility Lease (each as hereinafter defined), whether or not such leasehold improvements or fixtures are associated with or used by the EMS Group;

                (f) All deposits or other prepayments made by PPI or the Company in connection with existing Contracts as of the Closing Date ("Deposits"), including without limitation the Deposits that are listed and described on Schedule 1.1(f);

                (g) All client lists, supplier lists, sales files, business development information, databases, price lists and pricing records and schedules, accounting records, rate records, sales literature, technical literature, information and know-how, and general intangibles, relating to the EMS Business, licenses to conduct the EMS Business (to the extent transferable), trade association or other memberships relating to the EMS Business (to the extent transferable), and any other books, documents, instruments and records used by the Company or PPI to conduct the EMS Business (collectively, the "Other Assets");

                (h) All billed and unbilled accounts receivable of PPI relating to the EMS Business including without limitation the Accounts Receivable being listed on Schedule 1.1(h) but excluding (regardless of whether or not listed on Schedule 1.1(h)) any Retained Receivables (as defined below) (the "Accounts Receivable"); and

                (i)     All goodwill associated with the EMS Business.

        1.2 Excluded Assets. MSD shall not acquire any (a) cash (except Deposits); (b) bank accounts, or other similar accounts; (c) notes payable to the EMS Business from affiliates; (d) any rights in the names "Primex" "Rocket Research" and "Olin"; (e) any rights in the assets or business conducted by the Ordnance & Tactical Systems business unit of PPI, including the fixed assets shown on Schedule 1.2; (f) rights with respect to any Benefit Plan (as defined in Section 4.6); (g) any insurance policies held by PPI or the Company; (h) photocopies of any and all books and records as PPI shall determine; (i) any Retained Receivables as such term is defined in Section 1.4 below and, (j) any interest in the Merced Associates Partnership, a partnership formed under Maryland law, including but not limited to any interest in that certain Partnership Agreement originally made between Maryland National Leasing Corporation and Olin Financial Services, Inc., dated as of December 29, 1986 as amended (collectively, "Excluded Assets"). The Purchased Assets and Excluded Assets are collectively referred to herein as "Assets."

        1.3 Consideration. In consideration for the sale, assignment, transfer and delivery of the Purchased Assets Maxwell and MSD shall:

                (a) deliver Ten Million Dollars ($10,000,000), less the Holdback amount (as defined in Section 1.12) payable in immediately available funds at the Closing, and

                (b) assume the Assumed Liabilities (as such term is defined below in Section 1.6), and

                (c) perform the promises and covenants contained herein (collectively the "Purchase Price").

        1.4     Change in Net Book Value.

                (a) The Company has prepared (i) a balance sheet of the EMS Group as of June 30, 1997 (the "June 30 Balance Sheet"), a copy of which is attached hereto as part of Schedule 2.9. The parties to this Agreement hereby agree that the "June 30 Net Book Value" of the EMS Group is equal to the difference between the assets and liabilities of the EMS Business on June 30, 1997, as shown on the June 30 Balance Sheet, and the parties agree that the adjusted June 30 Net Book Value is $5,084,000. Within ninety (90) days following the

Closing Date, MSD shall deliver a balance sheet (the "Closing Balance Sheet") of the EMS Group as of the Effective Date, which shall show the net book value of the EMS Business as of the Effective Date (the "Closing Net Book Value"). The Closing Balance Sheet (and on the Final Closing Balance Sheet, as such term is defined below, as applicable) will be prepared in the same manner and in accordance with the same accounting principles consistently applied (including but not limited to treatment of net book value) as the June 30 Balance Sheet. MSD shall provide the Company with all working papers used to prepare such Closing Balance Sheet and any adjustments thereto under Section 1.5 hereof. In the event that the Closing Net Book Value is less than the June 30 Net Book Value, the Purchase Price shall be decreased dollar for dollar by the difference between the Closing Net Book Value and the June 30 Net Book Value ("Adjustment"). If the Purchase Price is subject to an Adjustment, then within thirty (30) days of the later of the date the Closing Balance Sheet is delivered (and all related work papers are made available) to the Company, or the date that any dispute regarding the Closing Balance Sheet is resolved, the Company shall pay to MSD's account via wire transfer the amount of the Adjustment. In the event that the Closing Net Book Value is greater than the June 30 Net Book Value, PPI shall retain an aggregate value of accounts receivable in at least the amount of excess so that the Closing Net Book Value does not exceed $5,084,000 (the "Retained Receivables"). The Retained Receivables shall consist of both billed and unbilled accounts receivable in the same ratio as the division between billed and unbilled on the Closing Balance Sheet. As and when MSD collects Accounts Receivable, that percentage of the amount collected equal to the percentage determined by comparing the aggregate amount of Retained Receivables to the aggregate amount of all billed and unbilled accounts receivable of the EMS Business as of March 29, 1998, shall be paid to PPI by MSD, subject to Section 9.7.

                (b) Certain Procedures to be Used in Preparation of Closing Balance Sheet. The following procedures shall be used in compiling the Closing Balance Sheet, and in objecting to items addressed in this subsection (b):

                        (i) Reserves for Contract Completion and Warranty. MSD shall book those reserves for contract completion and warranty related to the FEMPS 2000 Contract (as defined in Schedule 2.11) and as further set forth with respect to the December 31 Balance Sheet on Schedule 1.4(b), and consistent with MSD's past business practices. If PPI does not consent to these reserves, PPI shall have the option, but not the obligation, of assuming in writing all liability for all contract completion or warranty reserves that are proposed by MSD, and such reserves shall be removed from the Closing Balance Sheet, and MSD will bill PPI for any expenses incurred by MSD with respect to such liabilities. MSD shall certify that MSD will so bill under accounting principles consistent with the accounting principles under which the Financial Statements were prepared, and PPI shall have the right to audit such statements (at its own expense) and to contest any amount related to contract completion and warranty reserve billings to PPI under Section 1.5.

                        (ii) Reserves for Accounts Receivable. MSD shall not book any reserve for uncollectible Accounts Receivable and all disputes shall be addressed as set forth in Section 9.7.

                        (iii) Reserves for Inventory Obsolescence. MSD shall book a reserve for inventory obsolescence in the amount shown on Schedule 1.4(b). For two years after the Effective Date, when MSD sells inventory in existence on the Effective Date, MSD shall pay PPI in cash an amount representing (a) the percentage reserved on such inventory multiplied by (b) the original cost of such inventory. All value received on such inventory in excess of cost shall be retained by MSD.

        1.5 Disputes as to Closing Balance Sheet. If the Company disagrees with the Closing Balance Sheet, or any particular items listed therein, the disagreement shall be set forth in detail in writing and delivered to MSD and the other parties hereto under the notice provisions of this Agreement within thirty (30) days after receipt by the Company of the Closing Balance Sheet and all related work papers. The Company and PPI shall be deemed to agree with all line items of the Closing Balance Sheet not objected to specifically in such written notice, and if no notice is delivered, the Company and PPI shall be deemed to agree with the Closing Balance Sheet in full. MSD shall have ten (10) business days to consider such objections and make any adjustments it deems necessary in light of the objections. If adjustments are not made to the Closing Balance Sheet, or if the Company objects even though an adjustment is made, the parties hereto shall meet and confer and attempt to resolve the differences amicably. If the parties shall not agree, the Closing Balance Sheet, the notices of objection and any subsequent adjustments shall be submitted by the parties to final and binding arbitration. To commence arbitration, the initiating party shall deliver written notice demanding arbitration to the other party or parties. If the parties fail to select an arbitrator within ten (10) days of the date on which arbitration is demanded by the initiating party, any party may request the appointment of an arbitrator by the American Arbitration Association in San Francisco, California, and each party hereby agrees to submit to such arbitrator's jurisdiction. Any arbitration hearing shall commence, if at all possible, within ten (10) business days after selection of the arbitrator (the "Arbitrator") and shall, to the extent possible, continue from day to day thereafter until concluded. The Arbitrator must be a certified public accountant then employed by a "Big Six" accounting firm and with at least ten (10) years of experience. The Arbitrator or his or her firm shall not be related to, have had business dealings with or have provided services to any party or their affiliates. The Arbitrator shall conduct such review of (i) the books and records of PPI and the EMS Group as of Closing, (ii) the Closing Balance Sheet,
(iii) the objections and (iv) any subsequent adjustments thereto as he or she deems necessary or relevant to a determination as to the items subject to dispute on the Closing Balance Sheet and shall render a decision on the Company's objections which shall not be more favorable to the Company or PPI than requested in any objection to the Closing Balance Sheet. The Closing Balance Sheet, as adjusted pursuant to the Arbitrator's decision, shall be termed the "Final Closing Balance Sheet," and the Final Closing Balance Sheet shall be conclusive and binding and not subject to challenge or appeal before any court or tribunal. The Closing Net Book Value shall then be computed therefrom. The Company or PPI shall pay the fees and costs of the Arbitrator unless the increase in Closing Net Book Value is at least $50,000 more favorable to the Company and PPI than would have been the net book value using the Closing Balance Sheet, in which case MSD will pay the fees and costs of the Arbitrator.

        1.6 Assumption of Liabilities. MSD agrees to assume only the following identified liabilities and ongoing contractual obligations of the EMS
Group: (i) all obligations arising on or after the Effective Date under that certain Ground Sublease made between The Connecticut National Bank in its capacity as trustee for Merced Associates, a Maryland general partnership ("CNB"), and PPI dated as of December 29, 1986, as amended (the "Ground Sublease"), and that certain Facility Lease made between CNB and PPI dated as of December 29, 1986, as amended, for property at 2700 Merced Street, San Leandro, California (the "Facility Lease"), subject to certain amendments as set forth on
Schedule 1.6(a) hereto; (ii) all obligations of PPI under that certain Lease executed by PPI as of 3/1/94 and by the County of Alameda (the "County") as of March 29, 1994, including that certain Modification of Lease executed by PPI as of 12/10/96 and by the County as of December 17, 1996, and all other amendments thereto (collectively the "County Sublease"); (iii) all obligations to be performed after the Closing under the Contracts listed on Schedule 1.6(b) hereto (it being understood that Schedule 1.6(b) shall be amended from time to time at or after the Closing to reflect consents to assignment received post-closing);
(iv) the liabilities for accrued vacation, sick and holiday pay for the employees of the EMS Group as listed on Schedule 1.6(c) in the aggregate amount not to exceed the amount set forth on Schedule 1.6(c); (v) each and every liability, obligation and commitment of the EMS Business related to an event occurring at any time following the Closing, except to the extent expressly retained by PPI hereunder; and (vi) each other liability specifically listed and described on Schedule 1.6(d) hereto (collectively the "Assumed Liabilities"). Except for the liabilities and obligations listed in the previous sentence, and only to the extent set forth in such sentence, MSD expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any of the liabilities, obligations or commitments of the Company or PPI of any nature whatsoever, whether presently outstanding or arising after the date hereof. Without in any way limiting the foregoing, MSD expressly does not and shall not assume any liability, obligation or commitment:

                (a) for any taxes of any kind, including taxes payable by reason of the transactions contemplated hereby;

                (b) for any interest, fines, penalties or refunds required to be made as a result of any failure of PPI or the Company to comply (prior to or on the date of the Closing) with any law, statute, regulation, ordinance or order to which the EMS Business was subject;

                (c) for any indebtedness of PPI or the Company other than listed on the Closing Balance Sheet or Schedule 1.6(d), whether or not to affiliates;

                (d) for any refunds or adjustments (including adjustments in rates charged prior to Closing) to which customers of PPI or the Company may be entitled in connection with the operation of the EMS Business prior to the Closing in excess of reserves for adjustments reflected on the Closing Balance Sheet;

                (e) except as set forth on Schedule 1.6(c), under or arising under any relevant law, statute, rule, regulation, decree, order or judgment, contracts or otherwise relating to current or former employees of the EMS Group with respect to any claim, circumstance or event, course of conduct or otherwise (actual or alleged) for any period of time prior to the Closing Date or under any employee fringe, retirement or other benefit plans (including deferred compensation plans), whether or not fully funded at the Closing, or for any workers' compensation liability of PPI or the Company for the employees of the EMS Group;

                (f)     liabilities of the EMS Group, otherwise included on a
Schedule 1.6, incurred by reason of occurrences on or prior to the Closing Date to the extent that the Company or PPI obtain recovery pursuant to the Company's or PPI's insurance;

                (g) arising out of litigation, arbitration, suits, claims or proceedings arising from or related to the conduct of the EMS Business on or prior to the date of the Closing, including without limitation all such claims identified on Schedules 2.17 (Litigation) and 2.18 (Environmental);

                (h) relating to or arising out of Excluded Assets or the business of the OTS division of PPI;

                (i) to any EMS Group employee as a result of the alleged termination of such employee on or prior to the Closing Date, whether or not such alleged termination is in connection with the transactions contemplated hereby, including specifically severance obligations reflected on the June 30 Balance Sheet or Closing Balance Sheet, as the case may be, which the parties agree are Excluded Liabilities;

                (j) resulting from any environmental damage or loss relating to any property owned or used in connection with the EMS Business, whether occurring prior to Closing or discovered after the date of the Closing if arising from a condition or circumstance existing prior to the date of Closing (and not from any act or omission by Maxwell and/or MSD at any time following the Closing);

                (k) for any product liability claim relating to a product shipped, system installed or service provided prior to the Closing; or

                (l) accruing, arising or related to an event occurring prior to the Closing, except to the extent expressly assumed by MSD hereunder.

        1.7 Prorations. All expenses accrued but unpaid at Closing will be appropriately prorated and represented as such on the Closing Balance Sheet.

        1.8 Allocation of Purchase Price. MSD and the Company agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 1.8 hereto mutually agreed to by the Company and MSD (which Schedule 1.8 shall be delivered post-Closing). MSD and the Company agree that each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

        1.9 Employees. MSD hereby agrees to employ the EMS Group's employees (collectively the "EMS Employees" and each an "EMS Employee") at the same level of compensation (other than benefits) for each EMS Employee as the respective EMS Employee received immediately prior to the Closing. The EMS Employees are listed on Schedule 1.9. It is expressly understood and agreed that:

                (a) MSD shall not be restricted from hiring any employees of the EMS Group terminated immediately prior to Closing in connection with the transaction contemplated hereby. Except as provided herein, all terms and conditions of the employment of any person hired by MSD are matters within MSD's sole discretion, it being expressly understood that MSD reserves full right (among others) to terminate the employment of such persons at any time and to change the benefits provided to its employees at any time.

                (b) MSD is not a successor or joint employer by virtue of anything in this Agreement, or any other accord or understanding with the Company or PPI or any thing done or not done by the Company or PPI pursuant to this Agreement and MSD shall not, solely by virtue of this Agreement, be obligated or responsible for performance of any terms of any labor agreement applicable to any of the EMS Group's employees, salaried or hourly.

                (c) MSD is not assuming, under this Agreement or otherwise, and the Company and PPI are and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of PPI's termination of employment of such employees of the EMS Business and including without limitation any liability or obligation with respect to wages, salaries, bonuses, health care plans or employee benefit plans or any other compensation arrangement of any nature whatsoever which arise from or relate to any person's employment by the EMS Group, or for any "Employee Pension Benefit Plan" or "Employee Welfare Benefit Plan" as defined in Sections 3(2) and 3(1), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or maintained by PPI or the Company, except as otherwise set forth on Schedule 1.6(c) or (d). MSD shall not be obligated to continue any employee benefit plans or arrangements of any nature whatsoever presently or previously sponsored or maintained by PPI or the Company.

                (d) Any persons employed in the EMS Business by the EMS Group who accept MSD's offer of employment will be hired on the Closing Date. The service hours accrued by any individual during their employment by the Company or PPI will be recognized by MSD for purposes of eligibility for benefits under any plan maintained by MSD.

                (e) MSD shall, at PPI's option, to be exercised by PPI at its sole discretion by written notice to MSD at any time prior to Closing, either: (i) accept a Trust to Trust transfer of vested funds of the EMS Employees from the Primex Prime retirement-savings plan (the "Primex Plan") to MSD's retirement-savings plan (the "Maxwell Plan"), or (ii) accept IRA rollovers from individual EMS Employees who have taken a distribution of their Primex Plan vested account balances to the Maxwell Plan at any time (consistent with applicable law) following termination of the respective EMS Employee's employment by PPI. MSD agrees to establish a flexible spending account (an "FSA account") for each EMS Employee who currently has an FSA account with PPI. MSD also agrees to accept transfer of funds from the PPI FSA account into the MSD FSA account for each respective EMS Employee. Except with respect to such balances established before the Closing Date, nothing in this Section shall imply that Maxwell or MSD is assuming liabilities for any benefit to an EMS Employee earned or accrued on or prior to the Closing Date.

                (f) MSD may, at MSD's expense, conduct any meeting or set up any interview with any EMS Employee at or prior to the Closing which MSD deems necessary in effecting the transactions contemplated in this Agreement. The Company and PPI agree to permit the EMS Employees to participate in such meetings with MSD during normal business hours while such employees are not on shift.

                (g) The Company and PPI agree that as of the Closing Date, they shall have paid when due to each of the EMS Employees all wages, salary and other amounts due or owing to such employees from the Company and PPI with respect to employment up to the Closing Date, and at or prior to the Closing Date they shall pay to each such employee such additional amounts, mutually agreed upon by the Company and PPI and such employee, as may be necessary to fully compensate the employee for all other employment related benefits or entitlements owing or accrued by such employee through the Closing Date, and not assumed by MSD, including, without limitation bonuses.

                (h) Provided MSD hires the EMS Employees as provided herein, the Company and PPI hereby covenant and agree that they shall be solely responsible for and shall pay any and all severance pay or other severance obligations attributable or owing to any employee of PPI terminated by PPI on or before the Closing Date (whether or not in connection with the transactions contemplated by this Agreement) and shall have sole responsibility for direct pay or chargebacks by any governmental agency on account of unemployment compensation attributable thereto. The parties acknowledge and agree that no severance obligation arises with respect to any EMS Employee as a result of the transaction contemplated hereby.

                (i) Maxwell or MSD shall have the right to enforce each and every confidentiality or similar agreement in the form attached to Schedule 2.6 signed by an EMS Employee while in the employ of PPI or the Company, provided, that PPI shall be given notice of any claim MSD or Maxwell may have and shall have the right for fifteen (15) days after such notice to commence to prosecute such claim on its own or MSD's behalf and shall thereafter prosecute such claim diligently.

        1.10 Closing. Unless this Agreement shall have been terminated and the purchase of the Purchased Assets contemplated hereby shall have been abandoned by the mutual agreement of the parties hereto, the closing (the "Closing") will be held at the offices of Maxwell Technologies, Inc. at 8:00 a.m. on April 14, 1998, or such other date as the parties hereto mutually agree to (the "Closing Date").

        1.11    Deliveries at Closing.

                (a) Company and PPI Deliveries. At the Closing, the Company and PPI will deliver to MSD:

                        (i) patent and trademark assignments, bills of sale or other documents to transfer title to the Purchased Assets; substantially in the form of Exhibit B, attached hereto, executed by PPI;

                        (ii)    the certificate described in Section 7.1 hereof;

                        (iii) an assignment of the Facility Lease, the Ground Lease and the County Sublease, substantially in the form of Exhibit C, attached hereto, executed by PPI;

                        (iv) a sublease with the Ordnance and Tactical Systems Division of PPI, substantially in the form of Exhibit D, attached hereto (the "OTS Sublease"), executed by PPI as sublessee;

                        (v) all third-party consents to the extent and when received regarding assignment of the Contracts;

                        (vi) the Master Subcontract in the form set forth in Exhibit E hereto, executed by PPI;

                        (vii)   schedules updated as of the Closing Date;

                        (viii) releases of all Liens (except as provided in Exhibit A) on the Purchased Assets;

                        (ix) an acknowledgment letter from the landlord of the Facility Lease relating to the assignment to MSD of the Facility Lease.

                        (x) the Transition Services Agreement in the form attached hereto as Exhibit F (the "Transition Services Agreement"), executed by PPI;

                        (xi)    an opinion of counsel for the Company and PPI;
and

                        (xii)   such other documents, instruments or
certificates (such as title to automobiles) as MSD may reasonably request.

                (b) MSD and Maxwell Deliveries. At the Closing, MSD and Maxwell will deliver to the Company and PPI:

                        (i) an assumption of the Facility Lease, the Ground Lease, and the County Sublease, substantially in the form of Exhibit C, attached hereto, executed by MSD;

                        (ii) the Master Subcontract in the form set forth in Exhibit E hereto, executed by MSD;

                        (iii) any assumption agreements necessary for MSD to take title to the Purchased Assets, executed by MSD in the form attached hereto as Exhibit B;

                        (iv) any assumptions or other documents necessary for MSD to assume the Assumed Liabilities, executed by MSD in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"), which shall include all contracts on Schedule 1.6(b) for which consent to assign is not required;

                        (v)     the certificate described in Section 8.1 hereof;

                        (vi) the Purchase Price by wire transfer of immediately available funds to an account designated by the Company;

                        (vii) the Transition Services Agreement in the form attached hereto as Exhibit F, executed by MSD;

                        (viii)  the OTS Sublease executed by MSD;

                        (ix)    an opinion of counsel for MSD and Maxwell; and

                        (x)     such other documents, instruments or
certificates as the Company and PPI may reasonably request.

        1.12 Holdback. Maxwell and MSD shall retain $500,000 of the purchase price on the Closing Date (the "Holdback Amount.") The Holdback Amount shall be paid to PPI on October 14, 1998 (or the next business day if such date is not a business day) by wire transfer, unless on or before that date both (i) all Client Contracts with DSWA have been transferred to the administration or jurisdiction of the U.S. Department of Energy or any subdivision thereof ("DOE") and (ii) due to changes in the terms of the Client Contracts as in existence on the Closing Date, MSD incurs or will incur a diminution of revenues (including anticipated revenues) on Client Contracts in existence on the Closing Date of $2,500,000 or more due to such transfer of administration or jurisdiction.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and PPI represent and warrant to MSD as follows:

        2.1 Organization and Good Standing. The Company and PPI are corporations duly \organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and the State of California, respectively. Except as set forth on Schedule 2.1, PPI is duly qualified to transact business and is in good standing in every jurisdiction in which the character of the EMS Business makes such qualification necessary, except for where the failure to be so qualified would not have a material adverse effect on the EMS Business. Except as set forth on Schedule 2.1, PPI has all necessary corporate power and authority, including all necessary licenses and permits, to carry on the EMS Business as it is now being conducted, and to own or lease and operate its properties and assets. PPI is not in violation of any provision of its charter or Bylaws.

        2.2 Subsidiaries. The EMS Group does not, directly or indirectly, own or control any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business organization, trust or other entity. MSD ACKNOWLEDGES THAT PPI OWNS AN INTEREST IN A SUBSIDIARY NAMED PI PHYSICS INTERNATIONAL (SCHWEIZ) AG, A SWISS CORPORATION, ENGAGED IN THE ORDINANCE AND TACTICAL SYSTEMS BUSINESS, THAT IS PART OF THE EXCLUDED ASSETS.

        2.3 Authorization and Approvals. Except with respect to the approval of the Company's board of directors, the Company and PPI have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. This Agreement has been, or will be prior to the Closing Date, duly executed and delivered by the Company and PPI and constitutes the legal, valid and binding obligations of the Company and PPI, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally; and except as enforcement may be limited by general principles of equity. In the event the Company's Board of Directors, acting in its sole discretion, approves this Agreement, this Agreement will be at Closing, duly and validly authorized by and approved by all requisite corporate action on the part of the Company and PPI and, if necessary, their shareholders. Except for the approval of the Company's Board of Directors and/or as set forth in Schedule 2.3 hereto, no further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Company and PPI of this Agreement or the consummation by the Company and PPI of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of the EMS Group to perform the EMS Business as currently conducted or currently planned by PPI to be conducted or the ability of the Company and PPI to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

        2.4 No Violations. Except as set forth on Schedule 2.4 attached hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or the Bylaws of the Company or PPI,
(b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which the Company or PPI is a party or by which the Company or PPI or any of their respective properties or assets may be bound,
(c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Company or PPI or any of their respective properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of the Company or PPI.

        2.5     Title to Assets; Condition.

                (a) The Company owns and has and is able to convey good and marketable title to, all of the Purchased Assets, except for those Purchased Assets which are leased, as to which the Company holds such assets under valid leases which may be assigned to and assumed by MSD under their terms. All such Purchased Assets are free and clear of any conditions or restrictions on transfer or assignment (except for any applicable consents) and, except as shown on Schedule 2.5(a), of any and all Liens.

                (b) Upon consummation of the transactions contemplated by this Agreement, MSD will acquire good, valid and marketable title to the Purchased Assets to be transferred to MSD hereunder, except for those Purchased Assets which are leased, which (subject to obtaining applicable consents) MSD will hold under valid leases, free and clear of any and all Liens. The Purchased Assets constitute substantially all of the assets of the EMS Group, and together with equipment and other personal property furnished or otherwise temporarily loaned to the EMS Business by third-party customers of the EMS Business (including but not limited to the U.S. Government) (and which furnished and loaned property and equipment is listed on Schedule 2.5(b)) are adequate for the conduct of the EMS Business as conducted by PPI on the date of this Agreement and at Closing. The Purchased Assets and the property and equipment shown on
Schedule 2.5(b) (the "Third Party Equipment") are in good condition and working order, are fit for their intended use, and have been subject only to ordinary wear and tear.

                (c) Upon obtaining the DSWA Approval (as such term is defined below), and any other applicable consents and subject to the continuation of all such approval, PPI will have the right to transfer the right to use Third Party Equipment to MSD. MSD ACKNOWLEDGES THAT A SUBSTANTIAL PORTION OF THE EQUIPMENT LOCATED AT THE EMS BUSINESS'S SAN LEANDRO, CALIFORNIA FACILITY OR OTHERWISE USED IN THE EMS BUSINESS IS OWNED BY THIRD PARTIES, INCLUDING BUT NOT LIMITED TO THE U.S. GOVERNMENT, AND IS SUBJECT TO THE CONTROL OF SUCH THIRD PARTIES, AND THAT SUCH THIRD PARTIES RESERVE THE RIGHT, AT ANY TIME, WITH OR WITHOUT CAUSE OR OTHERWISE AT SUCH THIRD PARTY'S CONVENIENCE, TO LIMIT OR ELIMINATE THE EMS BUSINESS'S USE OF SUCH EQUIPMENT.

        2.6     Intellectual Property.

                (a) Schedule 1.1(a) hereto sets forth a complete list of all registered trademarks which are used in the EMS Business (the "Transferred Trademarks"). Except with respect to possible claims by Maxwell, MSD or their affiliates, or as set forth on Schedule 1.1(a), (i) each of the Transferred Trademarks is valid and registered in the name of the Company or PPI on the Principal Register of the United States Patent and Trademark Office, (ii) as of the date hereof, neither the Company nor PPI have any knowledge of any infringement of the Transferred Trademarks by others, (iii) to the best knowledge of the Company and PPI, the use by PPI on the date hereof and at Closing of the Transferred Trademarks in the EMS Business has not resulted in any infringement of the rights of others in the United States, and neither the Company nor PPI has any knowledge of any such claim as to any Transferred Trademarks registered in the foreign countries identified on Schedule 1.1(a), which infringement or claim would have a material adverse effect on the EMS Business, (iv) the Company and PPI have not registered the Transferred Trademarks outside of the United States, (v) the Company and PPI have no knowledge of any claim by any other Person that such other Person is the legal owner of such Transferred Trademarks, (vi) except in the ordinary course of business, neither the Company nor PPI has granted any license or right to use any Transferred Trademark to any other person and such grants are not material in the aggregate, and (vii) each of the Transferred Trademarks registered in the United States is and has been in use in interstate commerce since the date of first use in the application or any non-use of such trademark is excused under the law.

                (b) Schedule 1.1(a) hereto sets forth a complete list of all patent registrations and all currently pending applications for patents which is, has been or is presently planned to be used in the EMS Business (the "Transferred Patents"). Except with respect to possible claims by Maxwell, MSD or their affiliates, or as set forth in any secrecy order or on Schedule 1.1(a),
(i) each of the Transferred Patents is valid and registered in the name of the Company or PPI in the United States Patent and Trademark Office and in the foreign countries indicated thereon, (ii) as of the date hereof, neither the Company nor PPI have any knowledge of any infringement of the Transferred Patents by others, (iii) to the best knowledge of the Company and PPI, the use by PPI on the date hereof and at Closing of the Transferred Patents in the EMS Business has not resulted in any infringement of the rights of others in the United States, and neither the Company nor PPI has any knowledge of any such claim as to any

Transferred Patents registered in the foreign countries identified on Schedule 1.1(a), which infringement or claim would have a materially adverse effect on the EMS Business, (iv) the Company and PPI are the sole and legal owners of the Transferred Patents in the Countries indicated on Schedule 1.1(a) and, as of the date hereof, have no knowledge of any claim by any other Person that such other Person is the legal owner of such Patents in such Countries, and (v) neither the Company nor PPI has granted any license or right to use any Transferred Patent to any other person.

                (c) The EMS Business has no registered copyrights and no such registrations are necessary to conduct the EMS Business.

                (d) All significant internally funded research and development of the EMS Group is listed on Schedule 2.6. Except as set forth on
Schedule 2.6, to the best knowledge of the Company and PPI, the EMS Group has the right to use all of its trade secrets and, to the best knowledge of the Company and PPI, no research and development listed on Schedule 2.6 is based on reverse engineering or copying of an existing patented item or patent.

                (e) Except as set forth on Schedule 2.6, each employee of PPI has executed at least one of the agreements attached to Schedule 2.6.

                (f) To the best knowledge of the Company and PPI, all software sold or licensed by the Company or PPI in connection with the EMS Business is owned or held by the Company or PPI free and clear of any liens, or incorporates code obtained by the Company or PPI under valid licenses except where such liens or the failure to have such licenses would not have a material adverse effect on the EMS Business. The Company and PPI are not in breach of such licenses as of the date immediately prior to Closing.

                (g) NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, IS GIVEN WITH RESPECT TO THE INTELLECTUAL PROPERTY (INCLUDING BUT NOT LIMITED TO ANY WARRANTY THAT ANY PARTICULAR INTELLECTUAL PROPERTY IS VALID OR ENFORCEABLE OR USEFUL FOR ANY PURPOSE).

        2.7 Transactions with Affiliates. Except as contemplated by this Agreement after Closing or as set forth on Schedule 2.7 attached hereto, (a) the EMS Group has not engaged in any transaction with the Company, PPI or its affiliates resulting, directly or indirectly, in any current lease, lien, contract, license, encumbrance, loan or other agreement relating to the EMS Business or (b) none of the Company, PPI or their affiliates has any ownership interest in any competitor, supplier or customer of the EMS Business.

        2.8 Financial Statements. The Company and PPI have delivered to MSD and Maxwell the detailed financial description of the EMS Business set forth in
Schedule 2.8 attached hereto (the "Financial Statements"). The Financial Statements were (a) prepared from the books and records kept by PPI and the Company, and fairly and validly reflect the EMS

Group's transactions, (b) have been prepared in accordance with the accounting principles consistently applied in PPI's standard accounting practices and procedures, which differ in certain material respects from generally accepted accounting principles as described on Schedule 2.8 (c) have been used by the management of PPI in the operation of the EMS Business and to determine the division contribution of the EMS Business and the San Leandro site expenses for the periods indicated therein. MSD AND MAXWELL ACKNOWLEDGE THAT THE FINANCIAL STATEMENTS WERE NOT PREPARED ACCORDING TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND HAVE NOT BE INDEPENDENTLY AUDITED. Except as expressly disclosed in Schedule 2.8 hereto, the Financial Statements (a) present fairly the financial position and results of operations of the EMS Group as of and for the periods then ended, (b) disclose all liabilities, including contingent and/or unmatured liabilities as of the dates thereof, of the EMS Group, (c) fairly present the assets of the EMS Business, including funded and unfunded backlog, and (d) reflect that PPI and the EMS Group have set aside to their best knowledge reserves adequate in all material respects (w) for performance of Client Contracts (as defined herein), (x) with respect to any DCAA audit, for all reasonably anticipated audit adjustments, (y) with respect to inventory, for all inventory reasonably anticipated to have no value and (z) with respect to warranties, for all reasonably anticipated warranty claims, and each of, (w),
(x), (y) and (z) above has been estimated consistent with the historical practice of PPI and the EMS Group. Except as set forth on Schedule 2.8, DCAA has completed audits of the EMS Business through and including the contract year 1994, no material adverse adjustments were required to be made by DCAA as a result of the last completed audit, and to the best knowledge of the Company and PPI, when the DCAA completes its audits of all periods prior to the Closing, no material adverse adjustments will be required to be made as a result thereof. Nothing in the foregoing representation and warranty is intended as a guarantee by the Company or PPI of the adequacy of any reserve shown on the Closing Balance Sheet, and the parties acknowledge and agree that certain issues with respect to reserves are governed solely by Section 1.4(b) or Section 9.7. The EMS Group maintains accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management's general or specific authorization, and (ii) recorded consistent with the policies of the Company and past practices.

        2.9 Accounts Receivable. Schedule 1.1(h) hereto sets forth a complete, current and correct list of the Accounts Receivable as of March 29, 1998. The Accounts Receivable represent bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of the EMS Business and consistent with past practices. Except as set forth on
Schedule 2.9 attached hereto, to the best knowledge of the Company and PPI, there is no material contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable, or any other account receivable created after March 29, 1998 and prior to Closing. The Accounts Receivable (net of any reserves reflected in the EMS Financials) are valid and are collectible in the ordinary course of the EMS Business. The write-offs for uncollectible accounts receivable reflected in the Financial Statements have been established in the ordinary course of the EMS Business, in accordance with principles consistently applied for at least three years. For purposes of this Section 2.9, the term "material" shall mean having a value greater than $10,000.

        2.10 Licenses and Permits. Schedule 2.10 attached hereto contains a complete, current and correct list of all governmental licenses, permits, franchises, rights and privileges necessary for the present conduct of the EMS Business (the "Licenses"). Except as set forth in Schedule 2.10, the EMS Group possesses all such Licenses. Each of the Licenses is in full force and effect, and there are no pending or, to the best knowledge of the Company and PPI, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue (other than expiration according to each respective License's terms), any of the Licenses.

        2.11 Absence of Certain Changes. Except as set forth in Schedule 2.11 attached hereto, and except for the transactions specifically contemplated under this Agreement, since December 31, 1997 or other date as specified, there has not been:

                (a) Any declaration, setting aside or payment of any dividend or distribution in the form of assets or property of the EMS Business (not cash) with respect to the capital stock of PPI;

                (b) Any material transaction involving the EMS Business not in the ordinary course of business, including any sale of material properties or assets (other than inventory in the ordinary course);

                (c) Any event or change in circumstances having had a material adverse effect on the results of the operations, liabilities, properties, assets, financial condition or existing business of the EMS Business (a "Material Adverse Effect");

                (d) Any loan or advance by the EMS Group in connection with the EMS Business to any person, except a normal travel advance or other reasonable expense advance to an officer or employee of the EMS Group and normal trade terms extended to customers of the EMS Business;

                (e) Any damage, destruction or loss, whether or not covered by insurance, which has had or may have a Material Adverse Effect;

                (f) Except in the ordinary course of the EMS Business and consistent with past practices, and except with respect to the Retained Receivables, any payment, satisfaction, discharge or cancellation of any material debts or claims of PPI or the Company in connection with the EMS Business;

                (g) Any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the Purchased Assets, or any assumption by the EMS Business of, or taking of any properties or assets subject to, any liability;

                (h) Any failure to repay any obligation of PPI or the Company in connection with the EMS Business which has had or may have a Material Adverse Effect;

                (i) Any amendment, modification or termination of any material Contract since March 15, 1998 or otherwise outside the ordinary course of business;

                (j) Any sale or granting to any party or parties of any license, franchise, option or other right to the EMS Business or termination of any such rights, other than in the ordinary course of business;

                (k) Except as provided in Schedule 2.12(b), since March 15, 1998 or otherwise outside the ordinary course of business; any increase in, or commitment to increase, the direct or indirect compensation payable or to become payable to any EMS Employee or any commitment to make severance, bonus or special payments to any EMS Employee, upon a change in ownership or management of the EMS Group or upon termination of the EMS Group;

                (l) Any adoption by the EMS Group of any new Benefit Plan (as that term is defined in Section 4.6), or amendment to any Benefit Plan to provide any new or additional plans, programs, contracts, benefits or arrangements involving direct or indirect compensation to any EMS Group officer, director, employee, former employee, or their dependents or beneficiaries;

                (m) Any alteration in the manner of keeping the books, accounts or records of the EMS Group or in the manner of preparing the EMS Financials or in the accounting practices of the Company or PPI in connection with the EMS Business;

                (n) Any revaluation by the Company or PPI of any of the assets used in connection with the EMS Business, including without limitation, any write-offs, increases in any reserves except in the ordinary course of business consistent with past practice or any write-up of the value of inventory, property, plant, equipment or any other Purchased Asset; and

                (o) The occurrence of any other event (other than changes in Client Contracts) or the development of any other condition which has had or is reasonably likely to have a Material Adverse Effect, excepting changes in economic conditions and government procurement policies generally and without reference to information published or disseminated publicly.

        2.12    Contracts.

                (a) Schedule 2.12(a) attached hereto contains a complete, current and correct list of all Contracts: (i) pursuant to which the Company or PPI will make or receive payments in excess of $25,000 per annum; (ii) regarding financing for the Company or PPI;

(iii) constituting Client Contracts (as defined below); (iv) with Affiliates;
(v) resulting in the creation of any lien or security interest (including lease notifications) or (vi) otherwise material to the EMS Business. To the best knowledge of the Company and PPI, other than as set forth on Schedule 2.12(a), no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any term or provision of any of the Contracts and thereby allow a party to thereto terminate and/or claim damages therefor. Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or PPI and, to the best knowledge of the Company and PPI, of the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium, government contracting or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity and government sovereignty. Except as set forth on
Schedule 2.12(a), neither the Company nor PPI has received, from a client that is a party to a Contract (a "Client"), written notice, or explicit oral advice from a person authorized to terminate or direct others to terminate a Contract for convenience or materially change its terms, which oral advice was given to a Key Employee (any such written notice or oral advice being referred to herein as "Advice"), that such client intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or right thereunder or to reduce or modify their purchases, sales or dealings with respect to a Contract, and such notice or a description of the Advice is stated on Schedule 2.12(a). The Company and PPI are not parties to any Contract that restricts them from carrying on the EMS Business or any part thereof, or from competing in any line of business with any person, corporation or entity. Prior to the date hereof, the Company and PPI have provided to MSD a complete, current and correct copy of each of the written Contracts which MSD requested to review as shown on Schedule 2.12(c), as well as a written summary of each of the oral Contracts listed on Schedule 2.12(c), including all amendments and modifications thereto. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER THE COMPANY NOR PPI MAKE ANY REPRESENTATION OR WARRANTY HEREUNDER CONCERNING ANY OPTION PURSUANT TO ANY CONTRACT, INCLUDING BUT NOT LIMITED TO ANY INTENTION OF ANY PARTY TO SUCH CONTRACT TO EXERCISE OR NOT EXERCISE ANY SUCH OPTION. Except as set forth on
Schedule 2.12(a), neither the Company nor PPI has received written notice or Advice from a Client that a follow-on contract to an existing contract will not be granted. For purposes of the foregoing sentence, information publicly available to MSD is excluded.

                (b) Schedule 2.12(b) attached hereto identifies those Contracts for work to be performed by the EMS Group that are partially performed at the Closing Date or on which services have not commenced on the Closing Date consisting of all Fixed Price Contracts (as defined below) and those cost plus fixed fee Contracts with a value of $25,000 or more (collectively "Client Contracts"). Schedule 2.12(b) (i) identifies each Client Contract which is subject to a maximum cost, a fixed fee or a lump sum ("Fixed Price Client Contracts"), and (ii) states the estimated percentage of completion for each Fixed Price Client Contract listed thereon and the estimated costs and expenses required to complete the Fixed Price Client Contract. The EMS Group has not granted any time reductions, unbilled services, discounted services or other discounts on the Client Contracts. After the Closing, the Company and PPI shall cooperate with MSD to secure any amendments to Contracts shown on Schedule 2.12(b) required to permit MSD to bill the other party to each Contract shown on Schedule 2.12(b) for all services performed after the Closing Date on each such Contract at the rates stated in each such Contract.

        2.13 Supplier Relationships. Except as set forth in Schedule 2.13, neither the Company nor PPI has received any Advice which might reasonably indicate that any of the current, active subcontractors or suppliers of the EMS Group intends to cease, selling to or dealing with the EMS Group in the manner in which such transactions have previously occurred, nor has the Company or PPI received any Advice which might reasonably lead it to believe that any current, active subcontractor or supplier of the EMS Group intends to alter in any respect the amount of such sales or the extent of dealings with the EMS Group or would alter in any respect any such sales or dealings in the event of the consummation of the transactions contemplated hereby. The EMS Group is current and in full compliance with respect to all of its material obligations to its suppliers and subcontractors.

        2.14 Compliance With Laws. Except as disclosed on Schedule 2.14, to the best knowledge of the Company and PPI, the EMS Business has been conducted in the last five years in compliance with and is not in violation of, all applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all national governmental authorities, and of all territories, states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, PPI and the EMS Business, including without limitation all such laws, regulations, ordinances and requirements relating to insurance, environmental, antitrust, consumer protection, labor and employment, zoning and land use, immigration, health, occupational safety, pension and securities matters. Neither PPI nor the Company has received any Advice of any asserted present or failure within the last five years by the EMS Group to comply with such laws, statutes, ordinances, rules, regulations, orders or other requirements, which has had or may have a Material Adverse Effect.

        2.15 No Undisclosed Liabilities. As of December 31, 1997, the EMS Business has (x) with respect to contracts between the EMS Group and the U.S. Government, no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, for defective pricing, post-contract adjustment due to contract close-out, or mischarging, other than liabilities stated or adequately reserved in the Financial Statements or reflected in the footnotes thereto, or (y) with respect to all Client Contracts, no liabilities for loss contracts, other than liabilities (i) stated or adequately reserved in the Financial Statements or reflected in the footnotes thereto, or (ii) reflected in Schedule 2.15, which, in the case of (x) or (y), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        2.16 Employees. Schedule 1.9 attached hereto contains a complete, current and correct list of all of the EMS Employees which includes the job position and compensation payable to each (excluding bonuses) of the Employees. Except to the extent set forth in Schedule 2.16:

                (a) To the best knowledge of the Company and PPI, the EMS Group is in compliance with all federal, state and local laws, statutes, ordinances, rules, regulations, orders and other requirements relating to the employment of labor, including without limitation Title VII of the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act, the federal Employee Retirement Income Security Act of 1974 ("ERISA"), the California Fair Employment and Housing Act ("FEHA") and any and all provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes;

                (b) There is no pending or, to the best knowledge of the Company and PPI, threatened charge, complaint, allegation, application or other process or claim against the EMS Group before any federal, territorial, state or local or other governmental or administrative agency relating to employment matters;

                (c) No EMS Employees are covered by any collective bargaining agreement, nor, to the best knowledge of the Company and PPI, is there any effort being made by any union to organize the EMS Employees; and

                (d) The Company and PPI have paid and performed all obligations when due with respect to the EMS Group employees, consultants, officers and directors, including without limitation the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions, except those obligations which are in good faith being challenged by the Company or PPI as not valid obligations of the Company or PPI as more fully described on
Schedule 2.16.

        2.17 Litigation. Except as set forth in Schedule 2.17 attached hereto:

                (a) There is no pending or to the best knowledge of the Company and PPI, threatened action, suit, arbitration proceeding, unfair labor practice proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the EMS Group or any director, officer or employee of the EMS Group in his or her capacity as such, or the assets, properties or business of the EMS Group, or the transactions contemplated by this Agreement, nor to the best knowledge of the Company and PPI, are there any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, unfair labor practice proceeding, investigation or inquiry, which has had or may have a Material Adverse Effect.

                (b) There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency specifically directed at the EMS Group or PPI enjoining, barring, suspending, prohibiting or otherwise limiting the EMS Group or any officer, director or employee of the EMS Group from conducting or engaging in any aspect of the EMS Business, or requiring the EMS Group or any officer, director or EMS Employee to take certain action with respect to any aspect of the EMS Business other than actions required by applicable law (including but not limited to federal laws, regulations, Executive Orders and agency policies relating to procurement by the federal government, the use of government furnished equipment, and/or protection of the secrecy of classified information), which has had or would have a Material Adverse Effect.

                (c) Neither the Company nor PPI has received Advice that the EMS Group is in violation of or in default under any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency which has had or would have a Material Adverse Effect.

        2.18    Environmental Compliance. Except as set forth in Schedule 2.18:

                (a) Environmental Laws. To the best knowledge of the Company and PPI, Schedule 2.18 discloses all information relating to the following items: (a) the nature and quantities of any Hazardous Substances (as defined below) released, used, manufactured, handled, stored, treated, discharged, buried, generated, transported or disposed of by the Company or PPI in connection with the EMS Business, together with a description of the location of each such activity; (b) a summary of the nature and quantities of any Hazardous Substances that have been released, placed, used, manufactured, handled, generated, stored, treated, discharged, buried or disposed on, under or about the San Leandro, California facility (the "Site") (c) copies of all environmental audits or other studies or reports prepared by third parties to assess Hazardous Substance risks at any Site or relating to the EMS Business of the Company or PPI; and (d) all communications and agreements with any governmental authority or agency (federal, state or local) or any private entity or individual, including, but not limited to, any prior owners of the Site, relating in any way to the presence, release, threat of release, placement on, under or about the Site, or the use, manufacture, handling, generation, storage, treatment, discharge burial or disposal on, under or about the Site, or the transportation to or from the Site, of any Hazardous Substances in connection with the EMS Business. Except as referenced on Schedule 2.18, to the best knowledge of the Company and PPI (i) no spill, release, discharge or disposal of Hazardous Substances has occurred at any property adjacent to the Site, (ii) each Site is in compliance with all Hazardous Materials Laws (as defined below),
(iii) the Company and PPI are in compliance with all, and have no liability under any, Hazardous Materials Laws, (iv) the Site does not now contain, nor did the Site heretofore contain, any underground or other storage tanks containing Hazardous Substances, (v) none of the Company, PPI or the Site of the EMS Group has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, any Hazardous Materials Law, and (vi) there are no facts or circumstances which could form the basis for the assertion of any Claim against the Company or PPI, in connection with the EMS Business, relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under any Hazardous Materials Law; except where any of the foregoing do not individually or in the aggregate have a Material Adverse Effect.

Except as provided in Section 2.18:

                (b) Neither the Company nor PPI has any knowledge of any past or present events, settlements, consent decrees, conditions, circumstances, activities, practices, incidents, actions or plans, or federal, state, local or private litigation or proceedings related to Hazardous Materials Laws or Hazardous Substances, which may adversely impact the EMS Group's financial condition, or interfere with or prevent the EMS Group's continued compliance with, Hazardous Materials Laws (as defined below), including those relating to the manufacture, storage or disposal of Hazardous Substances (as defined below).

                (c) Neither the Company nor PPI has discovered or caused, and, to the best knowledge of the Company or PPI, no other person has discovered or caused, any discharge, emission, disposal or release of Hazardous Substances on the EMS Group's premises, or any occurrence or condition on such premises or in the vicinity of such premises, which could make such premises subject to restrictions on the ownership, occupancy, transferability or use under any Hazardous Materials Laws.

                (d) No lien in favor of any governmental authority for liability under or resulting from Hazardous Materials Laws, or damages arising from, or costs incurred by such governmental authority in response to, a release of Hazardous Substances is now, or, to the best knowledge of the Company and PPI, has ever been filed against the EMS Group's premises.

                (e) Neither the Company nor PPI is responsible or potentially responsible (as defined under Hazardous Materials Laws), for the remediation or cost of remediation of wastes, substances or materials at, on or below any property to which the EMS Group has possession as a result of the manufacture, storage or disposal of Hazardous Substances by the EMS Group, or at, on or below any land adjacent thereto or in connection with any site or location, wherever located, where pollutants, contaminants or hazardous or toxic wastes, substances or materials shall have been deposited, stored, treated, reclaimed, disposed, placed or otherwise come to be located due to acts or omissions of the EMS Group.

                (f) "Hazardous Substance" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to, those substances, materials or wastes regulated as of the Closing Date under any of the statutes or regulations listed in Section 2.18(g) as of the Closing Date, and any and all of those substances included within the definitions of "hazardous substances," "hazardous materials, " "imminently hazardous chemical substance or mixture," "toxic substances," "hazardous air pollutant," "toxic pollutant," or "solid waste" in the statutes or regulations in Section 2.18(g) as of the Closing Date. Hazardous Substances shall also mean any and all other similar terms defined in other federal, state and local laws, statutes, regulations, orders or rules, in effect on the Closing Date and materials and wastes which are, as of the Closing Date, regulated under applicable local, state or federal law for the protection of health or the environment, or which are as of the Closing Date classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, in effect as of the Closing Date including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorniated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, and (vii) radioactive materials and wastes.

                (g) "Hazardous Materials Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., and any amendments thereto on or prior to the Closing Date; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any amendments thereto on or prior to the Closing Date; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and any amendments thereto on or prior to the Closing Date; and any other federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, as existing as of the Closing Date, which classify, regulate, list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Substances.

                (h) THE INCLUSION OF A MATTER ON SCHEDULE 2.18 SHALL NOT BE DEEMED AN ASSUMPTION BY MAXWELL OR MSD OR ANY LIABILITY FOR SUCH MATTER.

        2.19 Brokers and Finders. Except as disclosed in Schedule 2.19, the Company and PPI have not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of the Company or PPI, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting, and except as disclosed in
Schedule 2.19, neither the Company nor PPI knows of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of the Company or PPI or of any basis for such a claim.

        2.20 Inventory. All inventories reflected in the Financial Statements are of a quality and quantity saleable in the ordinary course of business of the EMS Business. The values of the inventories stated in the Financial Statements reflect the normal inventory valuation policies of the EMS Business and were determined in accordance with principles and methods consistently applied. Purchase commitments for raw materials and parts are not in excess of normal requirements, and none is at a price materially in excess of current market prices.

        2.21 Cross-References on Schedules. To the extent any matter is disclosed on one Schedule it shall be considered disclosed on all Schedules attached hereto.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF MAXWELL AND MSD

        Maxwell and MSD represent and warrant to the Company and PPI:

        3.1 Organization and Power; Foreign Qualification. Maxwell and MSD are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of California, respectively, and have all requisite corporate power and authority to own, lease and operate their properties, and to carry on their businesses, as such is now being conducted. Maxwell and MSD are duly qualified to transact business and are in good standing in every jurisdiction in which the character of their businesses makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the financial condition, results of operation or business of Maxwell or MSD.

        3.2 Authorization and Enforceability of Agreements. Maxwell and MSD have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by Maxwell and MSD and constitute the legal, valid and binding obligation of Maxwell and MSD, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity. This Agreement has been, or will be at Closing, duly and validly authorized by and approved by all requisite corporate action on the part of Maxwell and MSD. No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Maxwell and MSD of this Agreement, or the consummation by Maxwell and MSD of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of Maxwell and MSD to perform their businesses as currently conducted or the ability of Maxwell or MSD to execute and deliver this Agreement, or to consummate the transactions contemplated hereby.

        3.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the charter or Bylaws of Maxwell or MSD, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Maxwell or MSD is a party or by which Maxwell or MSD or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Maxwell or MSD or any of their properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Maxwell's or MSD's business.

        3.4 Brokers and Finders. Neither Maxwell nor MSD has engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Maxwell or MSD, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, and has not consented to or acquiesced in anyone so acting, neither Maxwell nor MSD knows of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of MSD or of any basis for such a claim.

        3.5 Contracts. Except as set forth on Schedule 3.5, neither Maxwell nor MSD has received written notice or explicit oral advice from a person authorized to terminate or direct others to terminate a Contract for convenience or materially change its terms, which oral advice was given to a Member of Maxwell's or MSD's senior management ("Advice to Maxwell") that a Client party to any Contract to be assigned hereunder intends to cancel, terminate or refuse to renew any such Contract. Maxwell and MSD are not parties to any contract, understanding or other agreement, whether written or oral, that restricts either or both of them from carrying on the EMS Business or any part thereof.

        3.6     Litigation. Except as set forth in Schedule 3.6 attached hereto:

                (a) There is no pending or to the best knowledge of Maxwell or MSD, threatened action, suit, arbitration proceeding, unfair labor practice proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the transactions contemplated by this Agreement (nor to the best knowledge of MSD or Maxwell, are there any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, unfair labor practice proceeding, investigation or inquiry), which would have a material adverse effect on transactions contemplated hereunder and/or MSD's operation of the EMS Business.

                (b) There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency enjoining, barring, suspending, prohibiting or otherwise limiting MSD or Maxwell or any officer, director or employee of MSD or Maxwell from conducting or engaging in any aspect of the EMS Business, or requiring MSD or Maxwell or any officer, director, or employee of MSD or Maxwell to take certain action with respect to any aspect of the EMS Business, other than actions required by applicable law (including but not limited to federal laws, regulations, Executive Orders and agency policies relating to procurement by the federal government, the use of government furnished equipment, and/or protection of the secrecy of classified information), which would have a material adverse effect on transactions contemplated hereunder and/or MSD's operation of the EMS Business.

                (c) Neither Maxwell nor MSD has received any Advice-to-Maxwell that Maxwell or MSD is in violation of or in default under any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency, which would have a material adverse effect on transactions contemplated hereunder and/or MSD's operation of the EMS Business.

        3.7 Compliance With Laws. Except as disclosed on Schedule 3.7, to the best knowledge of Maxwell and MSD, the business of Maxwell and MSD as they relate to the EMS Business have been conducted in the last five years in compliance with and are not in violation of, all applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all national governmental authorities, and of all territories, states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Maxwell and MSD, including without limitation all such laws, regulations, ordinances and requirements relating to insurance, environmental, antitrust, consumer protection, labor and employment, zoning and land use, immigration, health, occupational safety, pension and securities matters in the case of all of the foregoing relating to the EMS Business. Neither MSD nor Maxwell has received any Advice-to-Maxwell from any government agency of any asserted present failure by MSD to comply with such laws, statutes, ordinances, rules, regulations, orders or other requirements as they relate to the EMS Business.


                                   ARTICLE IV

                        COVENANTS OF THE COMPANY AND PPI

        4.1 Covenants Pending Closing. The Company and PPI agree that from the date hereof to the Closing Date the Company and PPI will, except in the ordinary course of the EMS Business or to the extent disclosed in Article 2 below, or to the extent that MSD shall otherwise give its written consent:

                (a) Operate the EMS Business (including collection of the accounts receivable and payment of accounts payable) substantially as now operated and only in the ordinary course and, to the extent of and consistent with such operation, use their best efforts to preserve intact the present business organization and preserve the relationships with persons having business dealings with the EMS Business;

                (b) To the extent authorized by the owner of any assets or properties used in the EMS Business, maintain all such assets and properties including the Purchased Assets and any government furnished property in customary repair, order and condition, reasonable wear and tear and damage by unavoidable casualty excepted, and take all steps reasonably necessary to maintain its intangible assets, including, without limitation, its trademarks, trade names, copyrights and patents and any pending applications therefor to the same extent of PPI's rights therein exist as of the date hereof;

                (c) Maintain the EMS Group's books, accounts and records, in the usual, regular and ordinary manner and consistent with past practice;

                (d) Except for Taxes contested in good faith, pay all Taxes upon the properties, business and income of the EMS Group as they become due;

                (e) Refrain from disposing of or encumbering any of the EMS Group's properties and assets, whether tangible or intangible other than dispositions in the ordinary course of business;

                (f) Maintain insurance upon the EMS Group's business and related assets and properties in respect of the kinds of risks customarily insured against, in accordance with the EMS Group's current practices;

                (g) Not do any act which would cause a material breach of or material default under any Contract.

                (h) Not cause the EMS Group to borrow any money, or incur, assume or guaranty or otherwise become directly or indirectly responsible for the payment of any indebtedness or obligation of any officer, director, employee or agent or of any other person (other than the endorsement of negotiable instruments for deposit or collection or any other transactions in the ordinary course of the EMS Business and consistent with past practice);

                (i) Not amend or modify in a manner materially adverse to the EMS Group, or terminate, any Contract to which PPI or the Company is a party or pursuant to which the EMS Group's assets may be bound;

                (j) Not adopt any new Benefit Plan or any amendment to any Benefit Plan to provide any new or additional plan, programs, contracts or arrangements involving direct or indirect compensation to any of the EMS Group's employees, or any of their dependents or beneficiaries;

                (k) Not alter the EMS Group's standard operating policies and procedures;

                (l) Upon becoming aware thereof, promptly advise MSD in writing of any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or existing business of the EMS Group, and provide MSD with all current financial data;

                (m) Promptly advise MSD in writing of the termination of any EMS employee listed on Exhibit F hereto (the "Key Employees");

                (n) Promptly advise MSD of the commencement or threat of any suit, claim, action or litigation, or any administrative, arbitration or other proceedings or governmental investigations or inquiries in connection with the EMS Group;

                (o) Duly comply with all laws applicable to the EMS Group and to the conduct of the EMS Business;

                (p) Not take, or commit to take, any action or fail to take or commit to refrain from taking any action that would as of the date hereof be in breach of, or cause a revision to the schedule provided for in Section 2.11 hereof; and

                (q) Not materially amend, terminate or waive any material right with respect to any Contract.

        4.2 Consents and Approvals; Fulfillment of Conditions. Following receipt of the Landlord's Consent, the Company and PPI will use their best efforts (i) to obtain all necessary consents and approvals of other persons and governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement, including the consent of DSWA and other agencies or clients to assignment of the Client Contracts, (ii) to obtain all other consents and novations necessary or advisable in connection with the transactions contemplated by this Agreement, and (iii) to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date. Except with respect to the Landlord's Consent, and the foregoing obligations, Maxwell and MSD each waive any third party consent for purposes hereof.

        4.3 Notice. The Company and PPI will give prompt notice to Maxwell and MSD of the occurrence, or failure to occur, of any event of which they have knowledge and which they determine would cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate in any respect at any time from the date hereof to and including the Closing Date.

        4.4 Access. MSD may, prior to the Closing Date, through its employees, agents and representatives (including accountants and attorneys), make or cause to be made such reasonable investigation as it deems necessary or advisable of the assets, properties and business of the EMS Group, but such investigation shall not affect the representations and warranties of the Company and PPI hereunder or the right of MSD to terminate this Agreement as provided in
Article 10 hereof, except as specifically set forth in Section 5.1. The Company agrees: (i) (subject to the confidentiality provisions hereof and any reasonable restrictions imposed by PPI or the Company in light of any agreement with any customer of PPI and/or applicable law, including but not limited to antitrust laws and government secrecy laws to the extent deemed applicable or otherwise restrictive by the Company or PPI at their reasonable sole discretion) to permit MSD and its employees, agents and representatives to have complete access to the properties, assets, books and records, environmental reports and records, contracts and other documents of the Company and PPI relating to the EMS Business, during regular business hours and at such other times agreeable to PPI and to MSD, for purposes of taking physical inventory or conducting all other investigations, and (ii) to grant to MSD access to such financial and operating data and other information with respect to the

EMS Business as MSD shall from time to time reasonably request (including without limitation true and correct copies of all financial statements of PPI relating to the EMS Business for all periods within the last five years, and to authorize the Key Employees and other expressly authorized representatives of the EMS Group to discuss the affairs of the EMS Business with the employees, agents and representatives of MSD. MSD's representatives shall also be permitted to contact the customers and clients of the EMS Group to discuss their respective businesses, after the customer has been contacted by the responsible employee of the EMS Group. The Company and PPI will fully cooperate with MSD and its counsel in connection with any steps reasonably required to be taken as part of its obligations under this Agreement.

        4.5 Use Of Trademarks. Neither the Company nor PPI shall hereafter use or register or attempt to use or register any trademark or trade name or other designation or design which is confusingly similar to any Intellectual Property; provided that nothing in this Agreement shall prohibit PI Physics International (Schweiz) AG, a Swiss corporation, for a period ending 18 months from the Closing, from using the name "Physics International" in its current business outside of the United States. Following the Closing, PPI shall change its name to a name that does not include the name "Physics International."

        4.6     Employee Benefits.

                (a) For purposes of this Agreement: the term "Benefit Plans" shall mean (i) all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"); and (ii) all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, vacation pay, holiday pay, severance, dependent care assistance, excess benefit, incentive, salary continuation, supplemental retirement, employee loan or loan guarantee program, and other compensation arrangements; and the term "Primex Benefit Plans" shall mean Benefit Plans maintained or contributed to by the Company or PPI or their predecessors in interest with respect to the EMS Group for the benefit of its employees (or former employees) and/or their beneficiaries.

                (b) MSD will not adopt any of the Primex Benefit Plans; rather, the Company and PPI shall retain all liabilities relating in any manner whatsoever to any Primex Benefit Plan regardless of when the event giving rise to that liability occurs. For example, PPI shall be responsible for providing "continuation coverage" to "qualified beneficiaries" with respect to all "qualifying events" (as those terms are defined in Code Section 4980B) that occur on or before the Closing.

                (c) With respect to the Olin pension plan for non-bargaining unit employees of certain defense operations (the "Olin Plan"), pursuant to which various EMS Employees are eligible for retirement benefits, PPI will give notice to the relevant EMS Employees on or prior to April 3, 1998 stating that Olin has arranged to provide for EMS Employees aged 52 or more with at least seven years of service to qualify for early retirement benefits under the Olin

Plan provided they attain the required age for early retirement while employees of Maxwell or MSD.

                (d) Two years from the Closing Date, Maxwell or MSD may pay retention bonuses to certain Key Employees aged 46 to 51 on the date hereof as listed on Schedule 4.6(d). Upon receipt of evidence of payment, the Company or PPI shall reimburse Maxwell and MSD for one-half of the amount paid, up to a maximum of $151,000.

        4.7 Alteration of Facility. If and to the extent Merced Associates or any subsequent landlord under the Facility Lease, requires, pursuant to paragraphs 14 and 15 of the Facility Lease, restoration of the premises to its original condition or any other past condition for any alterations made prior to the Closing Date or made pursuant to the OTS Sublease as part of Sublessee's work thereunder, then the Company and PPI shall be jointly and severally liable to Maxwell and MSD for the reasonable cost of such work. Maxwell, at its sole option, may elect either to perform the work and seek reimbursements, or to require the Company and PPI to perform such work at their sole cost and expense. This covenant shall survive (i) any extension of the lease term; and (ii) any assignment of the Facility Lease or Ground Sublease by MSD or Maxwell. The Company and PPI understand and acknowledge that the foregoing is a material inducement to Maxwell and MSD to enter into this Agreement.


                                    ARTICLE V

                            COVENANTS OF ALL PARTIES

        5.1 Disclosure of Breach Discovered. In the course of their due diligence whether before, upon or following the date first above written, should a party discover any fact or omission to disclose a material fact that they believe to constitute a breach of a representation or warranty hereunder, such party shall promptly disclose such fact or omission to all other parties hereto. In the event that the discovering party proceeds with signing this Agreement and/or a Closing despite actual knowledge of any such fact or omission, for purposes of indemnification hereunder under Article IX (unless the indemnity relates to liabilities not assumed by a party) and for all other purposes, such actual knowledge shall result in a waiver of the applicable breach of this Agreement.

        5.2 Facility and Support Costs. In connection with the San Leandro operations, prior to the Closing PPI and MSD shall execute the Transition Services Agreement setting forth a method of allocating expenses shared by the EMS Group and the OTS Division.

        5.3 Publicity. Neither the Company nor PPI, on the one hand, nor Maxwell and MSD, on the other hand, nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication with respect to the transaction contemplated hereby without the prior written consent of all other parties hereto unless required by applicable law, rule or regulation (including the rules and regulations of any securities exchange) to make such a communication.

        5.4 Covenant Not to Compete. For a period beginning on the Closing Date and ending five years from the date of Closing, neither the Company nor PPI, nor any of their subsidiaries or affiliates, shall enter into or compete with Maxwell or MSD in the EMS Business or any substantially identical business in the United States or elsewhere in the world. For the same five year period, neither the Company nor PPI will hire any EMS Employee, except as set forth on
Schedule 5.4, nor induce nor attempt to induce any client, customer, supplier or subcontractor of the EMS Group to cease to do business with Maxwell or MSD with respect to the EMS Business. The Company and PPI acknowledge that this covenant forms a material part of the consideration provided to Maxwell and MSD for their entry into this Agreement, and each and every successor to the business of the Company or PPI shall comply with this covenant.


                                   ARTICLE VI

                                COVENANTS OF MSD

        6.1 Consents and Approvals; Fulfillment of Conditions. MSD will use its best efforts (i) to obtain all necessary consents and approvals of other persons and governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement and (ii) to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by MSD prior to or at the Closing Date.

        6.2 Notice. MSD shall give prompt notice to the Company of the occurrence, or failure to occur, of any event of which MSD has knowledge and which MSD determines would cause any representation or warranty of MSD contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof up to the Closing Date.

        6.3 Discharge of Liabilities. MSD and Maxwell shall fully, faithfully and promptly discharge each of the Assumed Liabilities as and when due and dischargable, according to the terms of the respective Assumed Liability.

        6.4 Collection. Upon and at all time following the Closing, MSD and Maxwell shall each use its reasonable best efforts to collect the entire amount of the Accounts Receivable, and shall not forgive, reduce or otherwise lessen any Account Receivable, or grant any credit, off-set or other benefit of any kind in exchange therefore, nor take any action which could in any way serve to reduce the likelihood of collection of any Account Receivable, without first obtaining the express written permission of the Company. All payments or other income received from any customer or former customer of PPI shall be applied first to the Account Receivable (except to the extent, and only to the extent, a customer or former customer of PPI explicitly disputes in writing payment of an invoice for an Accounts Receivable) prior to applying such payments to any other indebtedness. MSD and Maxwell shall promptly forward to the Company all such notices of disputed invoices.

        6.5 Maintenance of Records. MSD and Maxwell shall, jointly and severally: (i) protect, preserve and maintain all books and other records of the EMS Business (the "Records") for the period of time provided in PPI's routine records retention schedule attached hereto as Schedule 6.5 (or, if longer, for as long as requested by PPI or the Company) using the same duty of care as Maxwell and MSD use for their own records, but no less than the duty of care exercised by PPI with respect to its business records prior to the Closing, (ii) not dispose of any Record earlier than the time period stated in clause (i) without first giving PPI and the Company at least three months advance written notice of such destruction and obtaining PPI's written consent thereto, and
(iii) grant PPI and the Company access to the Records at any reasonable time, and from time to time, upon request by PPI or the Company.

        6.6 Use of Names. Neither MSD nor Maxwell shall hereafter use or register or attempt to use or register any trademark, trade name or other designation which is confusingly similar to the names "Primex", "Olin" or "Rocket Research".

        6.7 Certain Environmental Matters. MSD has identified operating transformers at the San Leandro Site that may pose environmental concerns. MSD shall remove and replace such transformers as promptly as possible after Closing. Upon submission to PPI of an invoice for one-half of the cost of such removal and replacement (including disposal of any Hazardous Substances), the Company or PPI shall pay such amount to MSD, up to a maximum of $100,000. Maxwell and MSD shall have no liability related to the presence of such transformers at the San Leandro Site at or before Closing, and shall be fully indemnified as set forth in Section 9.4. Each of Maxwell and MSD, on the one hand, and the Company and PPI, on the other hand, shall each bear one-half of any out-of-pocket costs incurred in connection with the removal and disposal of the transformers.


                                   ARTICLE VII

                      CONDITIONS TO THE OBLIGATIONS OF MSD

        The obligations of MSD hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by MSD but only in writing):

        7.1 Representations and Warranties of the Company and PPI. All representations and warranties of the Company and PPI contained in this Agreement shall be true and correct as of the date made and shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing; the Company and PPI shall have performed and satisfied in all material respects all covenants, conditions and agreements required or contemplated by this Agreement to be performed prior to the Closing; and at the Closing, there shall be delivered to MSD a certificate to such effect signed by an authorized officer of the Company and PPI.

        7.2 Absence of Litigation or Investigation. No preliminary or permanent injunction or other order of any court or governmental agency or instrumentality shall have issued or been entered and remain in effect which prohibits the consummation of the transactions contemplated by this Agreement.

        7.3 Requisite Approvals. Maxwell and MSD hereby agree to waive as a condition to Closing the obtaining of consents of third parties required to transfer the Purchased Assets except as for the consents of the Landlords to the Facility Lease and Ground Lease. MSD and PPI shall have entered into a subcontracting arrangement under the terms and conditions set forth on Exhibit E hereto ("Master Subcontract"), and work on each Client Contract described on
Schedule 11.17 shall be completed by MSD under the terms of the Master Subcontract until consent to assign is obtained as set forth in Section 11.17. All permits or authorizations as may be required by any regulatory authority having jurisdiction over the parties, the subject matter hereof or actions herein proposed to be taken shall have been obtained, and the Board of Directors of the Company shall have approved the transactions contemplated hereby.

        7.4 Lease. The Company and PPI shall have assigned, and MSD shall have assumed, the Facility Lease.

        7.5 Due Diligence. MSD shall have to its satisfaction completed any and all due diligence investigations of the EMS Business. In furtherance and not in limitation of the foregoing, Schedule 1.1(c) shall be redelivered in final form similar to the fixed asset list provided in due diligence and MSD shall be provided with a detailed description of the division of assets between the OTS Business and the EMS Business and each of the foregoing shall be satisfactory to MSD.

        7.6 No Material Adverse Change. As of the Closing, there shall not have occurred any material adverse change which would impair the ability of the EMS Group to conduct the EMS Business.

        7.7 Opinion of Counsel. On the Closing Date, MSD shall have been furnished with an opinion of Mr. Robert Millman, counsel for the Company and PPI, dated the Closing Date and addressed to MSD, in substantially the form of Exhibit H hereto.

        7.8 Employees. MSD shall have to its satisfaction, in its whole discretion, hired the Key Employees.

        7.9 Liens. The Company and PPI shall have obtained the release of any Lien listed on Schedule 2.5(a) (except for those liens which are immaterial in the aggregate and are listed on Exhibit A) or shall deliver to MSD a document terminating such encumbrance signed by the secured party.

        7.10 Board Approval. The Board of Directors of Maxwell and the Company, respectively, shall have approved this Agreement and the transactions contemplated hereby.

        7.11 Delivery of Documents. The documents described in Section 1.10(a) hereof shall have been delivered to MSD.

        7.12 Additional Deliveries. MSD shall have received certified resolutions of the Company and PPI, good standing certificates for the Company and PPI, and copies of all lien releases or permission letters supplied by lien holders (including any payment instruction).

        7.13    OTS Sublease. PPI shall have executed and delivered the OTS
Sublease.

        7.14    County Sublease. PPI shall have assigned the County Sublease to
MSD.


                                  ARTICLE VIII

              CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND PPI

        The obligations of the Company and PPI hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Company and PPI, but only in writing):

        8.1 Representations and Warranties of Maxwell and MSD. All representations and warranties of Maxwell and MSD contained in this Agreement shall be true and correct as of the date made and shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing; MSD shall have performed and satisfied in all material respects all covenants, conditions and agreements required or contemplated by this Agreement to be performed and satisfied by it at or prior to the Closing; and at the Closing, MSD shall deliver to the Company and PPI a certificate to such effect signed by an authorized officer of MSD.

        8.2 Absence of Litigation or Investigation. No preliminary or permanent injunction or other order of any court or governmental agency or instrumentality shall have issued or been entered and remain in effect which prohibits the consummation of the transactions contemplated by this Agreement.

        8.3 Purchase Price. MSD shall at the Closing deliver the wire transfer to PPI of the Purchase Price in the form of immediately available funds.

        8.4 Master Subcontract. MSD and PPI shall have entered into a subcontracting arrangement under the terms and conditions set forth on Exhibit A hereto ("Master Subcontract"), and work on each such Client Contract shall be completed by MSD under the terms of the Master Subcontract. All permits or authorizations as may be required by any regulatory authority having jurisdiction over the parties, the subject matter hereof or actions herein proposed to be taken shall have been obtained, and the Board of Directors of Maxwell and MSD shall have approved the transactions contemplated hereby.

        8.5 No Material Adverse Change. As of the Closing, there shall not have occurred any material adverse change which would impair the ability of MSD to conduct the EMS Business.

        8.6 Employees. MSD shall have made offers to all EMS Employees, as provided in Section 1.9 above.

        8.7 Board Approval. The Board of Directors of Maxwell and the Company shall have approved this Agreement and the transactions contemplated hereby.

        8.8 Facility Lease. MSD and PPI shall have received an acknowledgment letter relating to the assignment of the Facility Lease and the Ground Sublease to MSD.

        8.9 Opinion of Counsel. On the Closing Date, the Company and PPI shall have been furnished with an opinion of Donald M. Roberts, General Counsel for MSD and Maxwell, dated the Closing Date and addressed to the Company and PPI, in substantially the form of Exhibit I hereto.

        8.10 Delivery of Documents. The documents described in Section 1.11(b) hereof shall have been delivered to the Company and PPI.

        8.11 OTS Sublease. The Company and PPI shall have received the OTS Sublease, executed by MSD.

        8.12 County Sublease. MSD shall have delivered the assumption of the County Sublease in the form of Exhibit B executed by MSD.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

        9.1 General Liability Period. The representations and warranties made by the Company and PPI on the one hand, or by MSD and Maxwell, on the other hand, in this Agreement, (or to the extent incorporated by reference into any such representation or warranty, in any document, certificate, schedule or instrument delivered in connection herewith) except to the extent waived as specifically provided in Section 5.1 shall survive the Closing and shall continue in effect, notwithstanding any investigation by or on behalf of the Company, PPI, MSD or Maxwell, for two years following the Closing Date, except that representations and warranties set forth in Sections 2.1-2.4, 2.8, 2.18, 3.1 through 3.3 shall survive the Closing until the expiration of all applicable statutes of limitations and there shall be no time limit barring indemnification for liabilities not assumed under Section 1.6 or indemnification under Sections 9.4, 9.7 or 9.8 (the "General Liability Period").

        9.2     Indemnity by the Company and PPI.

                (a) Except as otherwise provided in this Article 9, the Company and PPI, jointly and severally, shall indemnify and hold harmless, Maxwell, MSD and the officers, directors, agents, affiliates and representatives of Maxwell, MSD or any of them (the "MSD Indemnitees") from and against, and shall reimburse the MSD Indemnitees on demand for any loss, liability, judgment, fine, damage or expense (other than MSD's administrative costs and expenses) that the MSD Indemnitees shall incur or suffer, but subject at all times to
Section 9.10 hereof (collectively, "MSD's Recoverable Losses"), arising out of or resulting from (A) any breach or misrepresentation by the Company or PPI of any (i) representation or warranty contained in Article 2 hereof (and, to the extent incorporated therein, in any certificate, exhibit or schedule delivered by or on behalf of the Company, PPI or the EMS Group pursuant hereto) not waived by MSD or Maxwell as provided in Section 5.1 hereof; or (ii) agreement or covenant under or pursuant to this Agreement; or (B) any liability, obligation (or portion thereof) or commitment not expressly assumed by MSD as contemplated under this Agreement (including any liability for Taxes, whether or not set forth in a Tax Return) or any Excluded Asset or (C) any liability arising out of the bulk sales laws in California or (D) arising out of any misused or missing government furnished property on or prior to the Closing (collectively with respect to which a claim for MSD's Recoverable Losses is made by the Maxwell Indemnitees during the General Liability Period hereinafter referred to as a "Company Purchase Agreement Breach"). Claims under Sections 9.2(B), (C) or (D) shall not be subject to the limitations set forth in Section 9.10.

                (b) For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, addition to tax or additional amount related to the obligations of the EMS Business, imposed by any governmental (whether federal, state, local or foreign) authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), but only if and to the extent attributable to periods (or partial periods) prior to and including the Closing Date, together with any interest and any penalty thereon.

                        (ii) "Tax Return" means any return, report, information return, registration form or other document (including any related or supporting information) related to the obligations of the EMS Business filed or required to be filed with any Taxing Authority in connection with the determination of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        9.3 Transfer Taxes. The Company and PPI shall be liable for and shall pay all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto ("Transfer Taxes"). Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

        9.4     Indemnification for Hazardous Materials Liabilities.

                (a) The Company and PPI jointly and severally hereby agree, to indemnify, defend, protect, and hold the MSD Indemnitees harmless from and against, and shall reimburse MSD Indemnitees for, any and all losses, claims, liabilities, fines, penalties, damage, injunctive relief, injuries to person, property or natural resources, cost, expense, including without limitation reasonable attorneys' and experts' fees, action or cause of action (collectively, the "Indemnified Matters"), arising in connection with the release or presence of any Hazardous Substance at any location or former location of the EMS Business or the OTS Business (whether or not the Site) on or before the Closing Date whether known or unknown, fixed or contingent, foreseeable or unforeseeable, regardless of the source of such release, or when such presence is discovered, and any violation or noncompliance with Hazardous Materials Law by the Company or PPI, provided that: (i) the act, event, circumstance or omission forming the basis of such claim occurred on or before the Closing Date, (ii) changes in existing Federal, State and local Hazardous Materials Law and/or enactment of new laws or new interpretation of previously-existing law, at any time following the Closing Date, shall not increase the scope or extent of the obligations owed by the Company and PPI for Indemnified Matters; (iii) the MSD Indemnitees agree to cooperate, to the fullest extent possible, with any litigation undertaken, prosecuted or defended against by the Company and PPI (including defenses of Third Party Claims tendered under Section 9.11), or any remediation at the location of the EMS Business that does not unreasonably disrupt the normal performance of the EMS Business; (iv) prior to exercising its rights to an indemnity pursuant to this Section, the MSD Indemnitees shall first use reasonable best efforts to exhaust all remedies available to them, if any, by means of an action against any third party responsible or otherwise liable for the loss, including but not limited, to the U.S. Government and/or any insurance company (provided, however, that the expense incurred and not recovered in any action against a governmental or other third party shall be included within the Indemnified Matters, and, provided further, that any delay caused by asserting a claim against a governmental or other third party shall extend the periods described in Section 9.4(b) below during the time such action is prosecuted); and (v) the presence of Hazardous Materials at any location or former location of the EMS Business shall only constitute an Indemnified Matter after such times as and to the extent MSD is required by applicable Hazardous Materials Law to report such presence to regulatory authorities, in which event MSD will use reasonable best efforts to give PPI notice of a claim under this Section prior to making such a report.

        The foregoing indemnity includes, without limitation, all reasonable costs in law or in equity of investigation, assessment, containment, removal, remediation of any kind, and disposal of such Hazardous Substances, and causing any such location to be in compliance, with all applicable Hazardous Materials Laws as in effect on the Closing Date, all costs associated with claims for damages to persons, property, or natural resources, fees for consultants, and the MSD Indemnitees' reasonable attorneys' and consultants' fees and all court costs.

                (b) Notwithstanding the foregoing, for any claims for indemnification under this Section 9.4, made after March 31, 2008, the Company and PPI's obligation shall be limited such that, if a claim is made after March 31, 2008, the Company's and PPI's share of the losses, costs, and expenses (including but not limited to remediation expense) constituting Indemnified Matters and the amount of the MSD Indemnitees' recovery from the Company and PPI shall be limited to the percentage shown in the table below:

        Time After Closing                                Limit on Company's and/or
        that Claim is Made                                PPI's Indemnification
-----------------------------------------------------------------------------------
        After March 31, 2008 and before April 1, 2009    80% of Indemnified Matters
        After March 31, 2009 and before April 1, 2010    60% of Indemnified Matters
        After March 31, 2010 and before April 1, 2011    40% of Indemnified Matters
        After March 31, 2011 and before April 1, 2012    20% of Indemnified Matters

No further claims for indemnification shall be made under this Section after April 1, 2012. Any claims made prior to that time shall be subject to indemnification (with all applicable limits) under this Section regardless of when any disputes with respect thereto, or ongoing remediation or monitoring, is concluded. For claims in which the Company's and PPI's liability is limited to 40% or less of the Indemnified Matters (and in which no third party suit is brought directly against the Company and/or PPI), MSD shall control all litigation and remediation with respect to such matters, notwithstanding that Maxwell or MSD may be an "Indemnitee" under Section 9.11. For all other claims, the Company or PPI shall control all litigation and remediation with respect to such matters pursuant to the terms of Section 9.11. Nothing in Section 9.4(b) shall be construed as implying that Maxwell or MSD has assumed any liability for any environmental matters as set forth in Section 1.6(j) hereof.

                (c) Maxwell and MSD jointly and severally hereby agree, to indemnify, defend, protect, and hold the Company and PPI harmless from and against, and shall reimburse them for, any and all losses, claims, liabilities, fines, penalties, damage, injunctive relief, injuries to person, property or natural resources, cost, expense, including without limitation reasonable attorneys' and experts' fees, action or cause of action (collectively, the

"Indemnified Matters"), arising in connection with the release of any Hazardous Substance after the Closing Date at the San Leandro Site or any other location of the EMS Business established by MSD after Closing whether known or unknown, fixed or contingent, foreseeable or unforeseeable, regardless (except as set forth below) of the source of such release, or when such presence is discovered, and any violation or noncompliance with Hazardous Materials Law by Maxwell or MSD, provided, Maxwell and MSD shall not be responsible for any release or discharge of Hazardous Substances by the OTS Business. This indemnification terminates April 1, 2012. In their capacity as a sublessee at the Facility, a Landlord at the Facility or in carrying out its obligations under Section 9.11, the Company and PPI and their agents and representatives shall cooperate, to the fullest extent possible, with any litigation undertaken, prosecuted or defended against by Maxwell and MSD (including defenses of Third Party Claims tendered under Section 9.11), or any remediation at the location of the EMS Business that does not unreasonably disrupt the normal performance of the OTS Business; (iv) prior to exercising its rights to an indemnity pursuant to this Section, the Company and PPI shall first use reasonable best efforts to exhaust all remedies available to them, if any, by means of an action against any third party responsible or otherwise liable for the loss, including but not limited, to the U.S. Government and/or any insurance company (provided, however, that the expense incurred and not recovered in any action against a governmental or other third party shall be included within the Indemnified Matters, and, provided further, that any delay caused by asserting a claim against a governmental or other third party shall extend the expiration of this indemnity during the time such action is prosecuted); and (v) the presence of Hazardous Materials at any site or future location of the EMS Business shall only constitute an Indemnified Matter after such times as and to the extent the Company or PPI is required by applicable Hazardous Materials Law to report such presence to regulatory authorities, in which event the Company or PPI will use reasonable best efforts to give MSD notice of a claim under this Section prior to making such a report.

                (d) Post-Closing Investigations. Except to the extent required by a governmental agency, after the Closing Date, MSD and Maxwell shall not perform or cause to be performed any work, investigations or inspections at, in, on, or under the Site including but not limited to intrusive testing or soil sampling ("Post-Closing Investigations"), unless MSD or Maxwell shall have obtained the prior written consent of PPI, which consent may be withheld in PPI's sole discretion, unless Maxwell or MSD is otherwise required to perform such Post-Closing Investigation by the Hazardous Materials Laws, or in connection with any sale of or financing of the EMS Business (provided MSD and Maxwell shall in good faith use their reasonable best efforts to minimize the necessity, degree and/or scope of any Post- Closing Investigation in connection with any such sale or financing). MSD and Maxwell, at their sole cost and expense, and to the fullest extent permitted by law, hereby agree to and shall indemnify, defend, protect and hold harmless the Company and PPI, from and against any and all loss, damage, cause of action, cost, claim, expense, mechanic's lien, materialmen's lien and any liability of any kind whatsoever, including, without limitation, reasonable attorney's fees, incurred by the Company or PPI in connection with or arising out of any such Post-Closing Investigations not permitted by this subsection (c). Further, notwithstanding any provision in this Section 9.4 to the contrary, Maxwell's or MSD's violation of the provisions of this subsection (c) shall nullify all of the Company's and PPI's obligations to indemnify the MSD Indemnitees pursuant to subsection (a). Should PPI consent to Post-Closing Investigations and MSD conducts the same, MSD shall promptly provide PPI with a copy of any report ("Investigation Report") generated pursuant thereto which document the methods, processes, findings and conclusions related to the Post-Closing Investigations.

                (e) The indemnities under this Section 9.4 shall not be subject to the Company Cap or the Maxwell Cap (as defined in Section 9.10), but is subject to the MSD Threshold and the Company Threshold (as defined in Section 9.10).

        9.5 Indemnity by MSD and Maxwell. MSD and Maxwell shall jointly and severally indemnify, hold harmless, defend and protect the Company and PPI from and against, and shall jointly and severally reimburse the Company and PPI on demand for any loss, liability, damage or expense that the Company and/or PPI shall incur or suffer (collectively, the "Company's Recoverable Losses") arising out of or resulting from any misrepresentation or breach by MSD and/or Maxwell or of any (i) representation or warranty contained in Article 3 hereof (and, to the extent incorporated therein, in any certificate, exhibit or schedule delivered by or on behalf of Maxwell or MSD pursuant hereto not waived by the Company or PPI as provided in Section 5.1 hereof), (ii) agreement or covenant under or pursuant to this Agreement, or (iii) any Assumed Liability or other liability, obligation (or portion thereof) or commitment expressly assumed or undertaken by MSD and/or Maxwell under this Agreement notwithstanding the terms of any novation, assignment or subcontract entered into between MSD and PPI upon or following the Closing (collectively with respect to which a claim for the Company's Recoverable Losses is made by the Company and PPI hereinafter referred to as a "MSD Purchase Agreement Breach"), or from any liability of the EMS Group arising in any way out of facts and circumstances occurring after the Closing Date, including but not limited to the operation of the EMS Business and the use of the Purchased Assets (except to the extent, and only to the extent, such liability gives rise to an indemnification obligation on the part of the Company and PPI for which specific provision is made herein).

        9.6 Indemnification for Employee Matters (Post-Closing). Maxwell and MSD, jointly and severally, agree to defend, indemnify and hold harmless the Company from any and all liability, including without limitation all attorneys' fees and costs, incurred by the Company and/or PPI in connection with this Agreement and the transactions contemplated hereby to the extent arising out of:
(i) the employment or termination of any EMS Employee by MSD at any time following Closing, or (ii) out of any employee benefit plan maintained by Maxwell or MSD or to which Maxwell or MSD contributes after the Closing on behalf of any EMS Employee. The indemnification provided for by this Section 9.9 shall not be subject to the limitations set forth in Section 9.10.

        9.7     Indemnification for Accounts Receivable.

                (a) One year after the Closing Date, MSD shall determine the aggregate amount of Accounts Receivable which have not been paid and are deemed by MSD as uncollectible (the "Unpaid Accounts Receivable"). MSD shall send to the Company and PPI a written notice showing the Unpaid Accounts Receivable, and the Company and PPI shall pay to MSD such Unpaid Accounts Receivable. Unless PPI or the Company object in writing within thirty (30) days of receipt of such notice, such payment shall be made within thirty (30) days of the receipt of such notice. Upon such payment by the Company and PPI, all of MSD's and Maxwell's right, title and interest in such Unpaid Accounts Receivable shall be assigned by MSD and Maxwell to the Company and PPI. To the extent the Company and PPI are required to make any payment to MSD with respect to Unpaid Accounts Receivable and any additional amounts shall have been received by MSD or Maxwell from obligors on the Accounts Receivable, MSD and Maxwell shall promptly refund to the Company and PPI such payment. The indemnification provided for by this
Section 9.7 shall not be subject to the limitations set forth in Section 9.10.

                (b) If MSD and Maxwell, on the one hand and the Company and PPI on the other hand, are unable to determine jointly which Accounts Receivable have not actually been paid to MSD, the Company and PPI shall within three (3) business days thereafter jointly submit their dispute to the Arbitrator.

        9.8     Indemnity for Defective Pricing.

                (a) From and after the Closing Date, to the extent that MSD is required to pay and pays any amounts to third parties in respect of liabilities for defective pricing of Contracts with a government agency as a party due solely to actions or omissions occurring on or prior to the Closing (the "Reimbursable Liabilities"), MSD shall send to the Company and PPI a written notice showing the amounts of such Reimbursable Liabilities paid by MSD, and the Company and PPI shall (unless they reasonably dispute such amounts) reimburse MSD for such payments, within thirty (30) days of the receipt of such notice. The indemnification set forth in this Section 9.8 shall not be subject to the limitations set forth in Section 9.10.

                (b) If MSD and the Company and PPI are unable to determine jointly which Reimbursable Liabilities have been paid by MSD, MSD and the Company and PPI shall within three (3) business days thereafter jointly submit their dispute to the Arbitrator.

        9.9 Indemnity for Employee Matters (Pre-Closing). The Company and PPI agree to defend, indemnify and hold harmless the MSD Indemnitees from any and all liability, from all MSD Recoverable Losses to the extent arising out of:
(i) the employment or termination of any EMS Employee by PPI prior to the Closing, or (ii) out of any employee benefit plan maintained by PPI or the Company or to which PPI or the Company contributes or has contributed on behalf of any EMS Employee. The indemnification provided for by this Section 9.9 shall not be subject to the limitations set forth in Section 9.10.

        9.10    Limitations on Recoverable Losses.

                (a) Claims Against the Company and PPI. Claims for payment of MSD's Recoverable Losses in respect of a Company Purchase Agreement Breach (other than claims for payment under Sections 9.2(B), (C) or (D), 9.4, 9.7, 9.8 and 9.9 (except that clause (iii) shall apply to Section 9.4) (i) may be made only with respect to claims arising during the General Liability Period, (ii) must be made, if at all, by giving the written Claim Notice (as defined in Section 9.11(a) hereof) to the Company during the General Liability Period, as applicable, with respect to such claim, (iii) may be made only to the extent that the aggregate amount of MSD's Recoverable Losses shall exceed $100,000 (the "MSD Threshold"); provided that once the MSD Threshold is reached all such claims, including those comprising the Threshold, may be made and shall be paid; and (iv) shall not exceed $7.5 million in the aggregate (the "Company Cap").

                (b) Claims Against Maxwell and MSD. Notwithstanding anything to the contrary, express or implied, set forth herein, claims for payment of the Company's Recoverable Losses in respect of a MSD Purchase Agreement Breach (other than claims under Section 9.4, Section 9.5(iii) or Section 9.6) (i) may be made only with respect to claims arising during the General Liability Period,
(ii) must be made, if at all, by giving a written Claim Notice to MSD during the General Liability Period with respect to such claim; and (iii) may be made only to the extent that the aggregate amount of the Company's Recoverable Losses shall exceed $100,000 (the "Company Threshold"); provided that once the Company Threshold is reached all such claims, including those comprising the Threshold, may be made and shall be paid; and (iv) shall not exceed $7.5 million in the aggregate (the "Maxwell Cap").

        9.11    Claims for Indemnification; Disputes.

                (a) Claims for Indemnification. Any party hereto (individually or with others, collectively, the "Indemnitee") shall give the Company and PPI, or MSD and Maxwell, as the case may be (the "Indemnitor"), written notice (the "Claim Notice") of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought by the Indemnitee (individually, a "Claim" and collectively, the "Claims"); provided, however, that if the Indemnitee fails to give such Claim Notice in a materially correct form prior to the expiration of the General Liability Period or other applicable period, all rights of the Indemnitee to assert any such Claims for a MSD Purchase Agreement Breach or the Company Purchase Agreement Breach, as the case may be, shall terminate and be forever waived. The Claim Notice shall state (i) the aggregate amount of MSD's Recoverable Losses or the Company's Recoverable Losses (in either case, "Recoverable Losses") as to which indemnification is being sought (which amount may be estimated and updated from time to time, and which shall, in the case of MSD Recoverable Losses, describe such amount both gross and net of the Tax benefit to MSD); (ii) the components of the amount of Recoverable Losses for which indemnification is being sought (which components may be estimated and updated from time to time); and (iii) a general description of the grounds upon which the Claim for indemnification is being made. The right of the Indemnitee to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 30 days after the Indemnitor's receipt of the Claim Notice, the Indemnitor shall notify the Indemnitee in writing that it objects to the right of the Indemnitee to indemnification with respect to the Claim.

                (b) Control of Litigation; Mutual Cooperation. If a Claim is based upon a claim asserted by a third party against the Indemnitee (a "Third Party Claim") and the Indemnitor refuses tender of the defense of such claim or otherwise denies liability for the Claim, the Indemnitee shall be entitled to control the defense of the Third Party Claim, including, without limitation, the employment of counsel and the right to settle the Third Party Claim without any participation by or consent from the Indemnitor. All fees and expenses of counsel retained by the Indemnitee to defend such Third Party Claim, expert witness fees and other costs incurred in such action, shall be payable by the Indemnitee defending such Third Party Claim; provided, however, that if such Third Party Claim results in a Recoverable Loss for which the Indemnitor, notwithstanding any denial of liability, is found to be liable hereunder, such reasonable fees and expenses of counsel, expert witness fees and other reasonable costs incurred in such action shall be deemed to be included in such Recoverable Loss and payable by the Indemnitor to the extent and under the limitations provided in this Article 9. If the Indemnitor does not deny liability for the Claim hereunder, the Indemnitor shall be entitled, in his or its discretion, to assume the defense of the Third Party Claim, including, without limitation, the employment of counsel reasonably satisfactory to the Indemnitee. If the Indemnitor does not deny liability for the Claim hereunder, but does not elect to assume the defense of the Third Party Claim, the Indemnitee shall be entitled to assume the defense of the Third Party Claim. Regardless of which party is controlling the defense of the Third Party Claim for which the Indemnitor admits liability hereunder, (i) the Indemnitor and the Indemnitee shall act in good faith; (ii) no settlement of the Third Party Claim may be agreed to without the written consents of the Indemnitor and the Indemnitee, which consents shall not be unreasonably withheld; (iii) the reasonable fees and expenses of counsel retained to defend the Third Party Claim, expert witness fees and other costs incurred in such action shall be deemed to be included in such Recoverable Losses and shall be payable by the Indemnitor to the extent and under the limitations provided in this Article 9; and (iv) the party controlling the defense of the Third Party Claim shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleading, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to the Third Party Claim.

                (c) Resolution of Disputes. The Indemnitor and the Indemnitee shall undertake in good faith to or to have their representatives promptly meet and attempt to resolve all disputes regarding indemnification. If the Indemnitor and the Indemnitee are unable to resolve any such dispute within twenty (20) days, then any party may submit the dispute to arbitration in accordance with the following:

                        (i) Arbitration shall be conducted under the supervision of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA").

                        (ii) The parties will use their best efforts to agree upon a mutually acceptable arbitrator within twenty (20) days after submission of the dispute to arbitration. If the parties are unable to agree upon a mutually acceptable arbitrator, then any party may request the AAA to supply a list of potential arbitrators satisfying the requirements of any paragraph below and such other requirements as the parties may agree upon. Within ten (10) days after receipt of the list, the Company and PPI, on the one hand, and MSD and Maxwell, on the other hand, will independently rank the proposed arbitrators, simultaneously exchange rankings, and select as the arbitrator the individual receiving the highest combined ranking who is available to serve.

                        (iii) Any arbitrator under this Section 9.11(c) will be impartial in fact and appearance, not an advocate of any party. The arbitrator will not have: (x) any direct or indirect financial or personal interest in the outcome of the mediation or arbitration; or (y) any past, present or anticipated financial, business, professional, family, social or other relationship which is likely to affect impartiality or which might reasonably create the appearance of partiality or bias. Any arbitrator under this Section 9.11(c) will be required to disclose to each of the parties any such interest or relationship, and the parties may agree to waive the requirements of the preceding sentence as to any interest or relationship so disclosed.

                        (iv) Unless otherwise agreed by the parties, any arbitration under this Section 9.11(c) will be held in San Francisco, California at a location selected by the arbitrator.

                        (v) The arbitrator will render his or her decision in writing not later than thirty (30) days after the final statements and proof have been submitted and any hearing on the matter is closed. The decision of the arbitrator will be conclusive and binding upon the parties and judgment on the award may be entered in any court of competent jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be; provided, however, that the arbitrator's decision will be subject to judicial review, and the reviewing court may vacate, modify or correct the arbitrator's decision as appropriate, only in a case (x) where the arbitrator's findings of fact are not supported by substantial evidence, (y) where the arbitrator's conclusions of law are erroneous or (z) as otherwise provided by applicable law.

                        (vi)    In connection with any arbitration under this
Section 9.11(c), costs of the arbitrator, AAA, court reporter, hearing rooms and other common costs will be divided equally between the Company and PPI, on the one hand, and MSD and Maxwell, on the other hand. Each party will bear the cost and expense of preparing and presenting its own case (including, but not limited to, its own attorneys' fees and costs of witnesses); provided, that the arbitrator shall require, as part of his or her decision, reimbursement of all or a portion of the prevailing parties' costs and expenses (including, without limitation, reasonable experts and attorneys' fees) by the other parties.

                        (vii) Disputes with respect to the Closing Balance Sheet shall be governed by the specific provisions of Section 1.5 hereof.

        9.12 Exclusive Remedy. Each party hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX, except that nothing in this Agreement shall be deemed to constitute a waiver of any tort claims of, or causes of action arising from, fraudulent misrepresentation or deceit, or to limit the availability of any equitable remedy to a party.


                                    ARTICLE X

                                   TERMINATION

        10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows, and in no other manner:

                (a) By agreement of Maxwell and MSD on the one hand, and the Company and PPI on the other hand, approved by the respective Boards of Directors of Maxwell and MSD, PPI and the Company, in which case each party shall bear its own costs with respect to this Agreement and the transactions contemplated herein.

                (b) By the Board of Directors of Maxwell and MSD if (i) at any time Maxwell and MSD have reasonable grounds to believe, and do believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the Company and PPI in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to PPI and the Company, in which case all expenses incurred in connection with the transactions contemplated herein, including but not limited to actual legal, due diligence, and accounting expenses (collectively, "Transaction Expenses"), by Maxwell and MSD shall be reimbursed by the Company and PPI up to a maximum of $500,000; or (ii) any of the conditions set forth in Article VII hereof shall not have been met in all material respects by April 15, 1998, in which case each party shall bear its own Transaction Expenses.

                (c) By the Board of Directors of the Company and PPI if (i) at any time the Company and PPI have reasonable grounds to believe, and do believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Maxwell or MSD in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within 30 days after written notice of such breach is given to Maxwell or MSD, in which case Maxwell and MSD shall reimburse the Transaction Expenses of the Company and PPI up to a maximum of $500,000; or
(ii) any of the conditions set forth in Article VIII hereof shall not have been met in all material respects by April 15, 1998, in which case each party shall bear its own Transaction Expenses.

        10.2 Effect of Termination. Except as provided in Section 10.1, in the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of either party to another, provided, however, that the parties shall remain obligated for any breach of this Agreement.


                                   ARTICLE XI

                               GENERAL PROVISIONS

        11.1    Expenses.

                (a) Except as otherwise provided in this Agreement, all expenses incurred pursuant to this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense.

                (b) All costs of transferring the Purchased Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid, or reimbursed to MSD, by the Company and PPI.

                (c) The Company shall be responsible for any fee payable to TM Capital Corporation as a result of the Agreement.

        11.2 Further Assurances. Each party hereto agrees to use such party's best efforts to cause the conditions to such party's obligations herein set forth to be satisfied at or prior to the Closing insofar as such matters are within its control. Each of the parties agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by any other party to perfect or evidence its rights hereunder. All parties will use their best efforts to effect an orderly transfer of good and marketable title to the Purchased Assets being transferred hereunder (including in the collection or reduction to possession of any of such Purchased Assets) and to complete all other transactions contemplated by this Agreement as promptly as practicable.

        11.3 Notices. Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered or tendered by personal delivery or as of five (5) business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, twenty-four (24) hours after deposit with an overnight courier, or five (5) hours after confirmation of delivery by facsimile, addressed as follows:

        If to Maxwell or MSD:       Maxwell Technologies, Inc.
                                    Maxwell Technologies Systems Division, Inc.
                                    9275 Sky Park Court
                                    San Diego, CA  92123
                                    Attention:     Gary J. Davidson and
                                                   Donald M. Roberts, Esq.
                                    Telecopy:      (619) 277-6754

        If to the Company or PPI:   Primex Technologies, Inc.
                                    10101 Ninth Street North
                                    St. Petersburg, FL 33716-3807
                                    Attention:     General Counsel
                                    Telecopy:      (813) 578-8286

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section
11.3. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is given.

        Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

        11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and assigns. Notwithstanding the foregoing, the rights and obligations of the parties hereunder are not assignable to another person without the prior written consent of all other parties hereto.

        11.5 Entire Agreement; Modifications; Waiver. This Agreement and the agreements ancillary hereto, supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by MSD on the one hand and the Company and PPI on the other hand. Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder except as specifically set forth in Section 5.1 hereof. No waiver shall be binding unless executed in writing by the party making such waiver.

        11.6 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision is held to be invalid or unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

        11.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to its conflict of laws provisions.

        11.8 Bulk Sales Compliance. MSD, the Company and PPI waive compliance with the provisions of the applicable statutes relating to bulk transfers or bulk sales.

        11.9 Attorney's Fees and Costs. Except as otherwise provided in this Agreement, if any legal action or arbitration proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such proceeding, in addition to any other relief to which it may be entitled.

        11.10 Interpretation. As used anywhere in this Agreement, any representation or warranty given to the knowledge of a party shall mean to the best knowledge of the senior management of such party (at the level of corporate Vice President, Treasurer, General Counsel or higher with such party) and, in the case of PPI, the Key Employees, and not by other employees of such party, and a party's "actual knowledge" shall refer to the actual knowledge of such persons.

        11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        11.12 Confidentiality. The provisions of the Confidentiality Letter, dated May 7, 1997, between Maxwell, MSD, the Company and PPI are hereby incorporated herein by reference.

        11.13 Time. Time is of the essence in the performance of the parties' respective obligations herein contained.

        11.14 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other person or persons shall have any right or action under this Agreement.

        11.15 Recitals, Schedules and Exhibits. The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

        11.16 Section Headings. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        11.17 Updating of Schedules. Each Schedule referred to in Sections 1.1 or 1.6 hereof shall be delivered three days prior to Closing, reflecting in all material respects the assets and liabilities to be transferred at Closing.
Schedule 11.17 sets forth all Client Contracts for which no consents or novations have been received in order to effect an assignment and assumption, and which therefore shall be subject to the Master Subcontract. From time to time after the Closing Date (in intervals of no less than 30 days), as consents to assignments or novations are received, PPI shall deliver to MSD updated Schedules 1.6(b) and Schedules 11.17, together with an assignment and assumption agreement substantially in the form of Exhibit B, until all Client Contracts have been duly assigned to MSD and are reflected on the final Schedule 1.6(b).

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        PRIMEX TECHNOLOGIES, INC.


                                        By: /s/ Stephen C. Curley
                                            ------------------------------------
                                            Name: Stephen C. Curley
                                            Title: Vice-President and Treasurer



                                        PRIMEX PHYSICS INTERNATIONAL COMPANY


                                        By: /s/ Stephen C. Curley
                                            ------------------------------------
                                            Name: Stephen C. Curley
                                            Title: Treasurer



                                        MAXWELL TECHNOLOGIES SYSTEMS DIVISION,
                                        INC.


                                        By: /s/ Walter P. Robertson
                                            ------------------------------------
                                            Name: Walter P. Robertson
                                            Title: President



                                        MAXWELL TECHNOLOGIES, INC.


                                        By: /s/ Walter P. Robertson
                                            ------------------------------------
                                            Name: Walter P. Robertson
                                            Title: Vice-President